Exhibit (b)(v)

December 26, 2016

Itaú Unibanco S.A., Nassau Branch

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Maria M. Mattaraia de Vincenzo

Re: Offer WST N°1/2016 Loan Facility

Senior Secured Loan Agreement

Ladies and Gentlemen:

The Borrower (as defined in Annex A hereto, “WST”, “we”, “us” or “our”) is pleased to submit to Itaú Unibanco S.A., Nassau Branch (“Itaú”, the “Lender” or “you”) this irrevocable offer (the “Offer WST N°1/2016”, and, once accepted pursuant to its terms, the “Senior Secured Loan Agreement” or “Agreement”) regarding our intentions to enter into the senior secured term loan facility under the terms and conditions contained herein.

This Offer WST N°1/2016 shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice of acceptance from you.

Upon acceptance of this Offer WST N°1/2016 as provided in the immediately preceding paragraph, the terms and conditions of this Offer WST N°1/2016 attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

This Offer WST N°1/2016 shall be governed by and construed in accordance with the laws of the State of New York.

Upon acceptance of this Offer WST N°1/2016 each party hereto hereby irrevocably and unconditionally agrees that any suit, action or proceeding against it with respect to this Offer WST N°1/2016 or any judgment against it entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, and each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

Delivery of a written notice of acceptance from you to this Offer WST N°1/2016 by telecopy, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this offer letter.

This Offer WST N°1/2016 shall expire at 11:59 p.m., New York City time, on December 26, 2016 (the “Expiration Date”), if not accepted in accordance with preceding paragraphs.

[Signature pages follow]

Sincerely,

BORROWER

WST S.A.

By:	/s/ Gregorio Werthein
Name:	Gregorio Werthein
Title:	Attorney-in-Fact

ANNEX A

TERMS AND CONDITIONS TO THE OFFER WST N°1/2016

(see attached)

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Section 6.	Representations, Warranties and Agreements	37
6.1	Legal Status	37
6.2	Power and Authority	37
6.3	No Immunity; Commercial Acts	38
6.4	No Violation	38
6.5	Compliance with Laws	38
6.6	Approvals	39
6.7	Litigation	39
6.8	Security Documents	39
6.9	Financial Statements; No Material Adverse Change	40
6.10	Properties; Insurance	40
6.11	Material Agreements; Liens	40
6.12	Intellectual Property	41
6.13	Priority of Obligations	41
6.14	True and Complete Disclosure	41
6.15	[Reserved]	41
6.16	Labor Relations	41
6.17	Tax Returns and Payments	42
6.18	Availability and Transfer of Foreign Currency	42
6.19	Legal Form; Enforcement	42
6.20	Withholding Taxes	42
6.21	Indebtedness	42
6.22	Environmental Matters	42
6.23	Investment Company Act	43
6.24	Use of Proceeds	43
6.25	Solvency	43
6.26	Subsidiaries	43
6.27	No Default	44
Section 7.	Affirmative Covenants	44
7.1	Information Covenants	44
7.2	Compliance with Laws	44
7.3	Rank of Obligations	45
7.4	Books and Records	45
7.5	Payment of Taxes	45
7.6	Inspection	45
7.7	Maintenance of Property, Insurance	46
7.8	Maintenance of Existence; Conduct of Business	46
7.9	Maintenance of Consents and Approvals	46
7.10	Performance of Obligations	46
7.11	Maintenance of Collateral; Further Assurances	47
7.12	Entrance into Pledge and Security Agreement and Establishment and Maintenance of Collateral Account and ADS Collateral	47
7.13	Approval of Dividends	49
7.14	Vote Against Pledges or Sale of Capital Stock of TGS.	49
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Section 8.	Negative Covenants	49
8.1	Indebtedness	50
8.2	Liens	51
8.3	Consolidations, Mergers	52
8.4	Sales of Assets; Sale-Leaseback Transactions	52
8.5	Advances, Contingent Obligations, Investments and Loans	52
8.6	No Change in Line of Business	53
8.7	Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness	53
8.8	Transactions with Affiliates	54
8.9	Changes in Accounting Practices	54
8.10	Use of Proceeds	55
8.11	Amendment of the Shareholder Agreement	55
Section 9.	Events of Default	55
9.1	Payments	55
9.2	Representations	55
9.3	Covenants	56
9.4	Default Under Other Agreements	56
9.5	Judgments	56
9.6	Non-Monetary Judgments	56
9.7	Bankruptcy, etc.	56
9.8	Proceedings	57
9.9	Governmental Approval	57
9.10	Credit Documents	57
9.11	Cancellation of Payment Obligation	57
9.12	Expropriation Event	57
9.13	Environmental Matters	57
9.14	Collateral	57
Section 10.	Notices, Communications, Confidentiality and Treatment of Information	58
10.1	Notices	58
10.2	Confidentiality	59
10.3	Treatment of Information	59
Section 11.	Miscellaneous	60
11.1	Payment of Expenses, etc.	60
11.2	Indemnity	61
11.3	Assignment of the Loan	61
11.4	No Waiver; Remedies Cumulative	64
11.5	Governing Law; Submission to Jurisdiction; Venue	64
11.6	Obligation to Make Payments in Dollars	65
11.7	English Language	66
11.8	Counterparts	66
11.9	Amendment or Waiver	66
11.10	Survival	66
11.11	WAIVER OF JURY TRIAL	67
11.12	Entire Agreement	67
11.13	Severability	67
11.14	No Fiduciary Relationship	67
11.15	USA PATRIOT Act	67
11.16	Qualified Purchaser; Regulation U Bank	68
11.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	68
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Schedule 2.1	Commitments
Schedule 6.7	Litigation
Schedule 6.11(b)	Liens
Schedule 6.21	Indebtedness
Schedule 6.26	Subsidiaries
Schedule 8.5(c)	Investments
Schedule 8.8	Transactions with Affiliates

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Check
EXHIBIT C	Form of Secretary’s Certificate
EXHIBIT D	Form of Solvency Certificate
EXHIBIT E	Form of Funding Date Officer’s Certificate
EXHIBIT F-1	Form of Argentine Pledge Agreement
EXHIBIT F-2	Form of Argentine Guaranty Agreement

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CREDIT AGREEMENT, dated as of December 26, 2016, among WST S.A., a sociedad anónima duly organized and validly existing under the laws of Argentina, as borrower (the “Borrower”), and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as lender (the “Lender”).

WHEREAS, the Borrower and the Other Tender Offerors (as defined below) have announced their willingness to launch a Tender Offer (as defined below) for the acquisition of up to 24.5% of the outstanding capital stock of TGS (as defined below) (including in the form of American Depositary Shares) in accordance with Argentine securities law.

WHEREAS, in connection therewith, Itaú (as defined below) has established an irrevocable, stand-by letter of credit in order to guarantee, in accordance with Argentine Law, the payment of the portion of the Tender Offer Consideration (as defined below) payable by the Borrower to holders of Tendered Shares (as defined below) upon the Settlement of the Tender Offer (as defined below) (the “CNV Guaranty”).

WHEREAS, in connection with the CNV Guaranty, the Borrower has entered into that certain Reimbursement Agreement with Itaú Unibanco S.A., Nassau Branch dated as of the date hereof.

WHEREAS, the Borrower has requested that the Lender provide a term loan facility to the Borrower in order to finance the payment of the Tender Offer Consideration and taxes, fees, costs and expenses incurred in connection therewith, payable upon consummation of the Tender Offer, and the Lender has indicated its willingness to make such facility available on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1.                Definitions and Principles of Construction.

1.1              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Bank” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as account bank under the Cash Collateral Account Control Agreement, and in each case, capable of maintaining the type of assets listed in sub-clauses (i) and (ii) of the definition of Cash Collateral.

“ADS Account Control Agreement” shall mean a securities account control agreement, reasonably satisfactory to the Lender and the Borrower, among the Borrower, the Securities Intermediary and the Lender as amended, amended and restated, supplemented or otherwise modified from time to time.

“ADS Collateral” shall have the meaning provided in Section 7.12(c).

“ADS Collateral Establishment Date” shall have the meaning provided in Section 7.12(c).

“ADS Notice Date” shall have the meaning provided in Section 7.12(c).

“Affected Interest Period” shall have the meaning provided in Section 2.11.

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or Controlling ten percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person. As used in this definition, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Agreement” shall mean this Senior Secured Loan Agreement.

“American Depositary Shares” means American Depositary Shares issued by the Depositary, each representing five common shares issued by TGS.

“Anti-Corruption Laws” shall mean (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010 and (c) any other similar Law applicable to the Borrower relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean any Law related to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957, (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations and (c) any other similar Law of any jurisdiction or regulation, in each case, applicable to the Borrower.

“Applicable Margin” shall mean, 5.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Lender.

“Argentina” shall mean the Republic of Argentina.

“Argentine GAAP” shall mean generally accepted accounting principles in Argentina, as in effect from time to time, consistently applied throughout the periods involved.

“Argentine Guaranty Agreement” shall mean the guaranty agreement among the Guarantor and the Lender, substantially in the form of Exhibit F-2, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Argentine Pledge Agreement” shall mean the pledge agreement between the Borrower and the Lender, in the form of Exhibit F-1, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Asset Disposition” shall mean, with respect to any property of any Person, to sell, lease, assign, transfer or otherwise dispose of, directly or indirectly such property by such Person, or enter into any sale-leaseback transaction in respect of such property by such person, other than:

(i)                liquidations or other dispositions of obsolete or worn-out property in the ordinary course of business of such Person;

(ii)               dispositions of inventory, cash and cash equivalents in the ordinary course of business of such Person;

(iii)              transactions permitted under Sections 8.3 and 8.5;

(iv)              any such transaction (x) from a Subsidiary to the Borrower or (y) from a Subsidiary to another Subsidiary;

(v)               leases of real or personal property in the ordinary course of business;

(vi)              the sale or discount of accounts receivable arising in the ordinary course of business for fair market value in connection with the compromise or collection thereof;

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(vii)             the unwinding of any Hedging Agreement;

(viii)            dispositions of any property required to be made pursuant to an order of any Governmental Authority or any applicable Law;

(ix)              dispositions of the direct or indirect equity interests in TGS or CIESA (excluding any disposition of any of the Collateral); provided that any consideration paid in respect of such disposition is paid by means of a cashless settlement mechanism and after giving effect to any such disposition, no Change of Control shall occur;

(x)               dispositions permitted under this Agreement; and

(xi)              dispositions of assets or property acquired at any time following the Closing Date (excluding any disposition of any of the Collateral or any Capital Stock of Experta ART).

“Authorized Officer” shall mean, with respect to any Person, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, General Manager, Secretary or General Counsel of such Person or any other senior officer or attorney-in-fact of such Person reasonably acceptable to the Lender.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978, as amended.

“Base Rate” shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that LIBOR for any day shall be determined at approximately 11:00 a.m. (London time) on such date. Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or LIBOR.

“Borrower” shall mean WST S.A., a sociedad anónima organized under the laws of the Republic of Argentina.

“Borrowing” shall mean the borrowing of the Loan from the Lender as provided for in Section 2.1.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, City of Buenos Aires, Argentina and City of Nassau, Bahamas, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not binding, in each case, regarding capital adequacy or liquidity of any bank or of any Person Controlling a bank.

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“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be capitalized on the books of such Person under Argentine GAAP, in each case taken at the amount thereof accounted for as indebtedness in accordance with Argentine GAAP.

“Cash and Cash Equivalents” shall mean:

(a)                Dollars or money in other currencies received or acquired in the ordinary course of business;

(b)               marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(c)                (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptance with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina that has a combined capital and surplus and undivided profits of not less than U.S.$200,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by S&P or “Baa3” by Moody’s;

(d)               (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by S&P or “Baa3” by Moody’s;

(e)                commercial paper rated “A-1” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within 90 days after the date of acquisition; and

(f)                money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above.

“Cash Collateral” shall mean (i) cash, (ii) Time Deposits and/or (iii) securities consisting of U.S. treasury bonds, in each case, deposited, credited to, pledged or assigned to the Account Bank or the Securities Account Bank in favor of the Lender and securing the Obligations.

“Cash Collateral Account” shall mean the account, maintained by the Borrower with the Account Bank and subject to the Cash Collateral Account Control Agreement, or any other account that replaces such account with the approval of the Lender.

“Cash Collateral Account Control Agreement” shall mean an account control agreement, reasonably satisfactory to the Lender and the Borrower, entered into by and among the Borrower, the Lender and the Account Bank, pursuant to the provisions of Section 7.12(a), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Cash Collateral Establishment Date” shall have the meaning provided in Section 7.12(b).

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

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“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any applicable Law, rule, regulation or treaty, (b) any change in any applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”. As used herein, any policy, guideline, directive or request shall not be deemed to constitute a “Change in Law,” for the Lender, to the extent that any such policy, guideline, directive or request is not adopted, made or issued by any Governmental Authority having jurisdiction over the Lender.

“Change of Control” shall mean any event or circumstance, for whatever reason, whereby at any time after the date hereof, (i) the Permitted Holders cease to Control or beneficially own at least 51% of the outstanding Capital Stock of the Borrower, (ii) any less than two of Adrián Werthein, Daniel Werthein, Darío Werthein or Gerardo Werthein (or any of their respective estates, heirs or any trust or other investment vehicle for the primary benefit of any of the foregoing) own Capital Stock of the Borrower, or (iii) the Borrower ceases, for any reason, to beneficially own at least 4.58% of the Voting Stock of CIESA.

“Check” shall have the meaning provided in Section 2.4(a).

“Check Account” shall have the meaning provided in Section 2.4(a).

“CIESA” shall mean Compañía de Inversiones de Energía S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Closing Date” shall mean the date as of which the conditions precedent set froth in Section 5.1 have been satisfied or waived by the Lender.

“CNV” shall mean the Comisión Nacional de Valores of Argentina.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property and assets of the Borrower, now owned or hereafter acquired, upon which a Lien has, or has been purported to be, created pursuant to any of the Security Documents.

“Collateral Accounts” shall mean the Cash Collateral Account and/or the Securities Collateral Account.

“Collateral Account Control Agreements” shall mean the Cash Collateral Account Control Agreement and/or the Securities Collateral Account Control Agreement.

“Collateral Coverage Ratio” shall mean, as of any date of determination (each a “Collateral Determination Date”), the ratio of (a) the value of the Collateral, determined as set forth in this Agreement based on the aggregate of (i)(x) the cash balance deposited as Collateral in the Cash Collateral Account, plus (y) the value of any Time Deposits and U.S. treasury bonds deposited, credited to, pledged or assigned to the Account Bank or the Securities Account Bank as part of the Cash Collateral, as of such Collateral Determination Date and (ii) the value of the Capital Stock of TGS pledged as Collateral as of such Collateral Determination Date to (b) the aggregate outstanding principal amount of the Loan. For use in determining the Collateral Coverage Ratio, the value of the pledged Capital Stock of TGS shall be determined by: (x) in the case of American Depositary Shares, the product of (1) the average of the closing price for such American Depositary Shares on the New York Stock Exchange for each day during the period of five consecutive Business Days immediately preceding such Collateral Determination Date as published by Bloomberg on ticker “TGS US Equity” (provided, however that if the Lender reasonably determines that the prices referred to on the “TGS US Equity” ticker do not accurately reflect the value of the American Depositary Shares, then the Parties shall agree on the use of an alternate quotation based on an international market reference), multiplied by (2) the number of the pledged American Depositary Shares on the relevant Collateral Determination Date and (y) the value of the TGS common shares shall be the product of (1) the average of the closing price in Dollars for the TGS common shares on the Buenos Aires Stock Exchange for each day during the period of five consecutive Business Days immediately preceding the relevant Collateral Determination Date as published by Bloomberg on ticker “TGSU2 AR Equity”; provided, that the closing price in Argentine pesos will be converted into Dollars at the reference exchange rate published by the Argentine Central Bank pursuant to Communication “A” 3500 of the Argentine Central Bank (or any equivalent published rate by the Argentine Central Bank that replaces such published rate) corresponding to the applicable Business Day (provided, however that if the Lender reasonably determines that the prices referred to on the “TGSU2 AR Equity” ticker do not accurately reflect the value of the TGS common shares, then the Parties shall agree on the use of an alternate quotation based on an international market reference) multiplied by (2) the number of the TGS common shares included in the Collateral on the relevant Collateral Determination Date.

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“Commitment” shall mean, as to the Lender, its obligation to make the Loan to the Borrower in Dollars on the Funding Date pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.1 under the caption “Commitments” as such amount may be adjusted from time to time in accordance with this Agreement.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, the Borrower or its Subsidiaries, or the transactions contemplated by this Agreement or the other Credit Documents.

“Competitor” means any Person that is, directly or indirectly (including through any of its Affiliates), a competitor of the Borrower or any of its Subsidiaries in the business in which the Borrower or its Subsidiaries are engaged as of the date hereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” shall mean any of: (i) the ADS Account Control Agreement, (ii) the Cash Collateral Account Control Agreement or (iii) the Securities Collateral Account Control Agreement.

“Conversion Rate” shall have the meaning provided in Section 2.4(a).

“Credit Documents” shall mean and include (a) this Agreement, (b) the Checks, (c) the Fee Letter, (d) the Security Documents, (e) the Argentine Guaranty Agreement and (f) any other document designated from time to time by the Borrower as a “Credit Document”; provided that, notwithstanding anything herein or in any other Credit Document to the contrary, the Letter of Undertaking shall not constitute a Credit Document.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, Argentine Law No. 24,522 and all other liquidation, conservatorship, ba nkruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina or any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which, upon the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Depositary” shall mean The Bank of New York Mellon, as depository under the Amendment and Restated Deposit Agreement dated as of October 21, 2002.

“Disqualified Equity” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable (other than for Capital Stock that would not constitute Disqualified Equity), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Capital Stock that would not constitute Disqualified Equity), in whole or in part, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Equity, (iii) contains any mandatory repurchase obligation or (iv) provides for the scheduled payments of dividends in cash.

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“Dollars,” “U.S.$” and the sign “$” shall each mean the lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a)  an Affiliate of the Lender or (b) an Approved Fund; provided, that, notwithstanding the foregoing “Eligible Assignee” shall not include (i) any of the Borrower or its Subsidiaries or Affiliates or (ii) any Regulation U Bank.

“Enforcement Action” shall mean any action or proceeding against the Borrower, or all or any part of the Collateral taken for the purpose of (a) enforcing the rights of the Lender in respect of the Collateral, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and (b) adjudicating or seeking a judgment on a claim.

“Environmental Claim” shall mean, with respect to any Person, any litigation, arbitration, action, suit, investigation, claim or proceeding alleging or asserting such Person’s liability, including for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material at any location, whether or not owned by such Person, (ii) any exposure to Hazardous Materials or (iii) any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or non-appealable judgment, relating to the environment, human health or safety, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 9.

“Excess Collateral Amount” shall have the meaning provided in Section 7.12(d).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal backup withholding Taxes, (c) Argentine withholding taxes at any rate higher than the applicable withholding tax rate in Argentina to foreign banks or financial entities that are (i) under the supervision of the central bank or similar governmental authority and (ii) incorporated, domiciled or resident in a White List Jurisdiction, (d) any Taxes attributable to such Recipient’s failure to comply with Section 4.10(e) and (e) any withholding Taxes imposed under FATCA.

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“Experta ART” shall mean Experta Aseguradora de Riesgos del Trabajo S.A., a sociedad anónima organized and existing under the laws of the Republic of Argentina.

“Expropriation Event” shall mean, with respect to any Person, (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of any of the properties or assets of such Person or of its Capital Stock, (b) any assumption by a Governmental Authority of control of all or a substantial portion of any of the properties, assets or business operations of such Person or of its Capital Stock, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any taking of any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body of the Borrower or, pursuant to a specific delegation of authority by such board of directors or governing body, by a designated senior executive officer of the applicable Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions from three federal funds brokers of recognized standing as selected by it.

“Fee Letter” shall mean the Fee Letter dated as of the date hereof, between the Borrower and the Lender relating to the facility provided herein.

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean the date as of which the conditions precedent set forth in Section 5.2 have been satisfied or waived by the Lender.

“Funds Flow” shall have the meaning provided in Section 5.2(e).

“FX Rate” shall have the meaning provided in Section 1.2(l).

“Governmental Approval” shall mean any necessary authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority (including the Central Bank).

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic, federal, state or local (including, if applicable, foreign and supranational) having jurisdiction over the matter or matters in question, including those in Argentina and the United States.

“Guarantor” shall mean Gregorio, Numo y Noel Werthein S.A.A.G.C. e I., a sociedad anónima organized and existing under the laws of Argentina.

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“Hazardous Material” shall mean any pollutants, contaminants or hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws, including (a) any petroleum or petroleum products (including gasoline or crude or any fraction thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Agreements” means (a) any and all Interest Rate Protection Agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness (including principal, overdue interest and overdrafts) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money or (iii) for the deferred purchase price of property or services; (b) the face amount of all letters of credit issued, bankers’ acceptances, receivables facilities, other similar facilities or confirmed for the account of such Person; (c) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person; (d) all Contingent Obligations of such Person; (e) all net obligations under any Hedging Agreement (determined by reference to the marked-to-market value thereof), other than Hedging Agreements that (A) are not for speculative purposes, and (B) are entered into for the purpose of managing a specific risk; and (f) all Capitalized Lease Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business that are not overdue more than 120 days.

“Indemnified Liabilities” shall have the meaning provided in Section 11.2(a).

“Indemnified Person” shall have the meaning provided in Section 11.2(a).

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes that are required to be deducted or withheld from payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” shall have the meaning provided in Section 10.2.

“Interest Determination Date” shall mean the second Business Day immediately preceding the commencement of any Interest Period.

“Interest Payment Date” shall have the meaning provided in Section 2.7(c).

“Interest Period” shall mean, for any Loan, the period commencing on (and including) the date of the Borrowing of such Loan and ending on (but excluding) the date that is three months thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the date three months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

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“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” shall have the meaning provided in Section 8.5.

“Itaú” shall mean Itaú Unibanco S.A., Nassau Branch, and any Affiliate thereof that is not a Regulation U Bank.

“Judgment Currency” shall have the meaning provided in Section 11.6(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 11.6(a).

“Law” shall mean, with respect to any Person (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including in each case, any Environmental Law).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under concessions, easements, leases or licenses of land, improvements, mining rights and/or fixtures.

“Lender” shall mean Itaú Unibanco S.A., Nassau Branch and each entity that becomes a “Lender” after the date hereof pursuant to Section 11.3 (individually, a “Lender” and, collectively, the “Lenders”). No Regulation U Bank may be a Lender.

“Lending Office” shall mean such office or offices as a Lender may from time to time designate by notifying the Borrower in writing.

“Letter of Undertaking” shall mean the letter agreement to be entered into among the shareholders of Experta ART and the Lender, substantially in the form of Exhibit G, as amended, amended and restated, supplemented or otherwise modified from time to time.

“LIBOR” shall mean, with respect to each Interest Period for the Loan, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by the Lender from time to time) for deposits in Dollars with maturities comparable to the Interest Period to be applicable to the Loan (and, if more than one rate is specified for ICE LIBOR, then the applicable rate shall be the arithmetic mean of all such rates) determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period; provided that LIBOR will in no event be less than 0.00% per annum with respect to any Loan.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR in accordance with Section 2.7.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.1(a).

“Material Adverse Effect” shall mean any change, event, fact, condition, effect, occurrence or development that, individually or in the aggregate, results in a material adverse effect on (a) the business, financial condition, assets, properties, or operations of (i) the Borrower and its Subsidiaries taken as a whole or (ii) the Guarantor and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Credit Documents.

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“Material Agreements” shall mean (a) any contract, agreement, license, concession or instrument entered into by the Borrower or any of its Subsidiaries that creates or evidences revenues of the Borrower or any of its Subsidiaries with a monetary amount in excess of $10,000,000 (or its equivalent in other currencies) and (b) any agreement evidencing Material Indebtedness.

“Material Indebtedness” shall mean Indebtedness of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $5,000,000.

“Maturity Date” shall mean the date that is the two-year anniversary of the Funding Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Negotiation Period” shall have the meaning provided in Section 2.11.

“Net Available Proceeds” shall mean:

(a)                with respect to any Permitted Asset Disposition, the aggregate amount of all cash payments received by the Borrower or any of its Subsidiaries, as applicable, directly or indirectly (or by any Person on its behalf) in connection with such Permitted Asset Disposition;

(b)               with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received or deemed received by the Borrower or any of its Subsidiaries (or by any Person on its behalf) directly or indirectly in respect of such Casualty Event in excess of U.S.$5,000,000; and

(c)                with respect to the sale, incurrence or issuance of any Indebtedness or Capital Stock by the Borrower or any of its Subsidiaries, the sum of the Cash and Cash Equivalents received in connection with such transaction;

provided that (A) such Net Available Proceeds shall be net of (x) the amount of any reasonable and documented legal, accounting, title and recording tax expenses, brokerage expenses, underwriting discounts and commissions, consultant fees, commissions and other fees and expenses paid by the Borrower or any of its Subsidiaries, as applicable, to the extent incurred in connection with obtaining such proceeds and (y) in the case of Net Available Proceeds from a Permitted Asset Disposition or a Casualty Event, any applicable and documented income or other taxes actually paid or reasonably estimated by the Borrower to be payable, in each case as a result of such Permitted Asset Disposition or Casualty Event; (B) such Net Available Proceeds shall be net of any repayments in cash by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the property that is the subject of such sale or event referred to above or, is otherwise required to be repaid to consummate such sale or event, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z) such Indebtedness is actually repaid or defeased with such proceeds; (C) such Net Available Proceeds shall be net of, with respect to any such sale or event referenced above by joint ventures and non-wholly owned Subsidiaries of the Borrower, all distributions and other payments required to be made to minority interest holders in such Subsidiary or joint venture partners as a result of such sale or event, and (D) such Net Available Proceeds shall be net of, with respect to any such sale referenced above, appropriate amounts to be provided by the seller as a reserve, in accordance with Argentine GAAP, against any liabilities associated with the assets disposed of in such sale and retained by the Borrower after such sale.

“Net Distribution Proceeds” shall mean, with respect to any capital distribution, the cash proceeds of such capital distribution net of any applicable and documented income or other taxes actually paid or estimated to be payable in respect of such capital distribution.

“Non-Cash Distribution” shall have the meaning provided in Section 8.7(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.2.

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“Obligations” shall mean, collectively, all loans, advances, debts, liabilities, and obligations of the Borrower, howsoever arising, owed under any Credit Document, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy or other insolvency proceeding).

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“One-Year Payment” shall have the meaning provided in Section 4.1.

“Organizational Documents” shall mean, with respect to any Person, (a) the articles of incorporation, organizational deed or other similar organizational document of such Person (including any amendments thereto), (b) the by-laws, estatutos sociales or other similar document of such Person (including any amendments thereto), (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person and (d) any shareholder rights agreement or other similar agreement (including any amendments thereto).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or any Credit Document).

“Other Tender Offerors” shall mean PCT LLC, a Delaware limited liability company (“PCT”) and Grupo Inversor Petroquímica S.L., a Spanish sociedad limitada (“GIP”).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning provided in Section 11.3(d).

“Participant Register” shall have the meaning provided in Section 11.3(d).

“Payment Account” shall mean the account of the Lender at the intermediary bank (Standard Chartered Bank – New York, NY, USA), ABA Number: 026002561 (Swift Code CHASUS33), Beneficiary: Itaú Unibanco S.A., Nassau Branch, Account Number: 3544-030213-001, or such other account as may be designated by the Lender to the Borrower from time to time in writing.

“Payor” shall have the meaning provided in Section 4.12.

“Permitted Asset Disposition” shall mean any Asset Disposition (i) with respect to the sale of the Tendered Shares as permitted in Section 8.4 or (ii) with respect to the sale of any Capital Stock of Experta ART.

“Permitted Holders” shall mean Adrián Werthein, Daniel Werthein, Darío Werthein and Gerardo Werthein, including any of their lineal descendants, spouses, siblings, states and heirs, or any entity directly or indirectly controlled by any of the foregoing or any trust or investment vehicle for the primary benefit of any of the foregoing or ay executor, administrator, guardian or conservator appointed following the death or disability of any of the foregoing.

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“Permitted Intercompany Loans” shall mean (i) intercompany loans granted to the Borrower by any of its Subsidiaries, (ii) loans granted to the Borrower by any holders of its Capital Stock or (iii) loans granted to the Borrower by the Guarantor, where, in each case, the proceeds of which are used to repay the Seller Financing; provided that, any such Permitted Intercompany Loans shall be subordinated to the Indebtedness hereunder on terms reasonably satisfactory to the Lender.

“Permitted Liens” shall have the meaning provided in Section 8.2.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Government Authority or other enterprises or entity.

“Pesos” means the lawful currency of Argentina.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA that is subject to ERISA other than a Multiemployer Plan.

“Pledge and Security Agreement” shall mean the pledge and security agreement between the Borrower and the Lender, in form and substance reasonably satisfactory to the Lender and the Borrower, entered into pursuant to the provisions of Section 7.12, as amended, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the “prime rate” as most currently reported in the “Money Rates” column of The Wall Street Journal.

“Proceedings” shall have the meaning provided in Section 11.5(c).

“Process Agent” shall have the meaning provided in Section 11.5(a).

“Qualified Purchaser” means any Person who is a “qualified purchaser” within the meaning of the Investment Company Act of 1940.

“Rate Determination Notice” shall have the meaning provided in Section 2.11.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, mining rights, improvements and fixtures, including Leaseholds.

“Recipient” shall mean the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U Bank” shall mean (i) a bank, financial institution or other institutional lender that is formed under the laws of, or operating through a branch in, the United States, any State thereof, any possession thereof of the District of Columbia, (ii) any “bank” within the meaning of the Securities Exchange Act of 1934, (iii) any “lender” within the meaning of Regulation U, or (iv) any Person subject to Regulation U or subject to registration requirements in accordance with Regulation U.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents, and advisors.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Required Payment” shall have the meaning provided in Section 4.12.

“Restricting Information” shall have the meaning provided in Section 10.3(a).

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (including, as of the date hereof, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, (c) owned or controlled by, or acting for or on behalf of, any individual or entity described in the foregoing clauses (a) or (b) or (d) otherwise the subject or target of any Sanctions.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) Argentina or (f) any other national or supra-national sanctions authority with jurisdiction over the Borrower or any of its Subsidiaries.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty’s Treasury of the United Kingdom.

“Securities Account Bank” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as securities account bank under the Securities Collateral Account Control Agreement, and in each case, capable of maintaining the type of assets listed in sub-clause (iii) of the definition of “Cash Collateral”.

“Securities Collateral Account” shall mean the account, maintained by the Borrower with the Securities Account Bank and subject to the Securities Collateral Account Control Agreement, or any other account that replaces such account with the approval of the Lender.

“Securities Collateral Account Control Agreement” shall mean a secrities account control agreement, reasonably satisfactory to the Lender and the Borrower, entered into by and among the Borrower, the Lender and the Securities Account Bank, pursuant to the provisions of Section 7.12(a), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Securities Intermediary” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as securities intermediary under the ADS Account Control Agreement, and in each case, capable of maintaining the ADS Collateral.

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“Security Documents” shall mean (i) the Pledge and Security Agreement, (ii) the Argentine Pledge Agreement, (iii) the Securities Account Control Agreement and (iv) any Collateral Account Control Agreement.

“Seller Financing” shall mean the purchase price payment obligations of the Borrower and the Other Tender Offerors with Pampa Energía S.A., Pampa Participaciones S.A. and Pampa Inversiones S.A. (collectively, the “Pampa Entities”), evidenced by Offer CIESA 1/2016 sent by the Pampa Entities to the Borrower and the Other Tender Offerors on July 18, 2016, and accepted by them on the same date, relating to the purchase of 50% of the Voting Stock of CIESA from the Pampa Entities.

“Settlement of the Tender Offer” shall mean payment of the Tender Offer Consideration and delivery to the Borrower of the Tendered Shares, which shall occur on the fifth Business Day after the expiration of the Tender Offer Solicitation Period.

“Share Collateral” shall have the meaning provided in Section 7.11(b).

“Shareholder Agreement” shall mean the joint venture agreement among the Borrower and the Other Tender Offerors, dated as of July 24, 2016.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Subsidiary” of a Person shall mean any corporation or other entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body; provided, that, as used in this Agreement, TGS shall not be deemed to constitute a “Subsidiary”. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

“Substitute Basis” shall have the meaning provided in Section 2.11.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tendered Shares” shall mean the capital stock of TGS (including shares of the Capital Stock of TGS represented by American Depositary Shares) validly tendered pursuant to the Tender Offer that is allocated to the Borrower.

“Tender Offer” shall mean the mandatory tender offer for the acquisition of up to 24.5% of the outstanding capital stock of TGS (including shares of the Capital Stock of TGS represented by American Depositary Shares) by the Borrower and the Other Tender Offerors.

“Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower to the existing shareholders as the purchase price for the Tendered Shares.

“Tender Offer Solicitation Period” shall mean the period during which common shares of TGS (including shares of the Capital Stock of TGS represented by American Depositary Shares) may be validly tendered pursuant to the Tender Offer.

“Tender Offer Transactions” shall mean (i) the disbursement of the Loan and (ii) the Settlement of the Tender Offer.

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“TGS” shall mean Transportadora de Gas del Sur S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Time Deposits” shall mean time deposits and certificates of deposit with maturities of no less than 90 days from the date of acquisition, assigned or pledged to the Lender as part of the Cash Collateral.

“Trading Day” means any date on which the New York Stock Exchange is open for trading during its regular trading session (notwithstanding the New York Stock Exchange closing prior to its scheduled closing time).

“United States” and “U.S.” shall each mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Voting Stock” shall mean, with respect to any Person, Capital Stock or other interests (including partnership interests) of such Person then outstanding that are entitled to vote for the election of directors (or persons performing similar functions) of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.

“White List Jurisdiction” shall mean, for purposes of the Argentine income tax law and applicable regulations, a jurisdiction, territory or special regime included in the “White List” informed from time to time by the AFIP on its website (www.afip.gov.ar) in accordance with Argentine Executive Branch Decree No. 589/2013.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2              Principles of Construction.

(a)              Each reference to, and the definition of, any document (including any Credit Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

(b)              Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

(c)              Any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(d)              References to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

(e)              All references to a “Section,” “Schedule,” “Appendix,” “Annex,” or “Exhibit” are to a Section of this Agreement or to a Schedule, Appendix, Annex or Exhibit attached hereto.

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(f)              The table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of this Agreement.

(g)              Defined terms in the singular shall include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h)              The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i)               The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)               The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(k)              Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Argentine GAAP.

(l)               At any time, any reference in any provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. Wherever in this Agreement an amount it is necessary to convert an amount in a given currency into Dollars such amount shall be the amount of Dollars that could be purchased with the amount of such other currency using the spot rate at which the Lender can purchase Dollars in the London foreign exchange market at approximately 11:00am., London time, for delivery two (2) Business Days later (the “FX Rate”).

Section 2.                Amount and Terms of Credit.

2.1                The Facility.

(a)                The Lender agrees, on and subject to the terms and conditions of this Agreement, to make a term loan to the Borrower (the “Loan”), in a single disbursement on the Funding Date, in Dollars in a principal amount up to but not exceeding the Lender’s Commitment.

(b)                Amounts repaid or prepaid with respect to the Loan may not be reborrowed.

2.2                Notice of Borrowing. The Borrower shall give the Lender a duly completed and irrevocable notice of a Borrowing in substantially the form of Exhibit A (the “Notice of Borrowing”) prior to 11:00 a.m. (New York time) at least two (2) Business Days prior to the Funding Date, requesting such Borrowing and specifying the Funding Date as the requested date of such Borrowing, the principal amount of the Loan to be made on such date and payment instructions for one or more accounts of the Borrower outside the United States to which the Loan shall be made. Not later than 11:00 a.m. (New York time) on the Funding Date, the Lender shall make available the amount of the Loan to be made by the Lender on the Funding Date to one or more accounts of the Borrower, in each case outside the United States, to be provided and instructed by the Borrower to the Lender in the applicable Notice of Borrowing. The Lender shall disburse its Loan from, and from sources, outside the United States.

2.3               [Reserved].

2.4               Checks.

(a)               The Borrower’s obligation to pay the principal of, and interest on, each Loan made by the Lender shall also be evidenced by a corresponding differed payment check (cheque de pago diferido), substantially in the form of Exhibit B, issued in Pesos against account N° 0323-323007011-00 (the “Check Account”) in accordance with Section 54 of Law No. 24,452, as amended and supplemented, and registered in accordance with Section 55 of Law No. 24,452, as amended and supplemented, payable to the order of the Lender two (2) days after its issuance (each, a “Check”) and duly executed and delivered on the Funding Date by the Borrower to the Lender. Each Check shall be issued in Pesos for an amount equal to (i) the principal amount due to the Lender, converted at the seller exchange rate informed by Banco de la Nación Argentina on the Business Day prior to its issuance (the “Conversion Rate”), plus (ii) the amount necessary to cover, at the Conversion Rate, any interest due on the principal amount as of the Check’s maturity date.

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(b)               The Borrower shall be obligated to (x) replace the Checks on the 1st day and 15th day of each month or (y) issue any additional Check to cover any fluctuations of the Conversion Rate, within three (3) Business Days following the written request of the Lender.

(c)               After the effectiveness of an assignment made pursuant to Section 11.3, promptly after receipt of a request by the applicable assignee, the Borrower shall execute and deliver to the applicable assignee, in exchange for the existing Check evidencing the Loan so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Check in substantially the form of Exhibit B payable to such assignee, dated as of the date of the applicable Borrowing and otherwise duly completed. In the case of an assignment whereby the Lender retains a portion of its Loan, the Borrower shall also execute and deliver to such assigning Lender, in exchange for the existing Check evidencing the portion of the Loan so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Check payable to such assigning Lender, dated as of the date of the Borrowing and duly completed. Any and all costs and expenses that arise from this exchange of Checks shall be borne by the Assignee or the assigning Lender.

(d)               To the extent necessary to properly reflect the terms of this Agreement, promptly, at the Lender’s request from time to time, the Borrower shall execute and deliver to the Lender, in exchange for the Check or Checks theretofore delivered to the Lender, a new Check.

2.5               Use of Proceeds. The Borrower shall use the proceeds of the Loan in accordance with Section 6.24. The Lender shall not have any responsibility as to the use of any of such proceeds.

2.6               Termination and Reduction of Commitments. The Borrower may not terminate or reduce the Commitments; provided that the aggregate amount of the Commitments shall be automatically reduced to (a) zero at the earlier of (i) the Borrowing of the Loan on the Funding Date, (ii) 5:00 p.m. (New York time) on the date which is 90 days following the Closing Date if the Funding Date shall not have occurred prior to such time, (iii) the sixth Business Day after the date of expiration of the Tender Offer Solicitation Period if the Funding Date shall not have occurred prior to such time, and (iv) the termination of the Tender Offer by the Borrower for any reason other than the expiration of the Tender Offer Solicitation Period or the Settlement of the Tender Offer, and (b) the amount sufficient to pay the sum of the Tender Offer Consideration and any other amounts permitted under Section 6.24 hereof, if such aggregate amount is less than the amount set forth opposite the Lender’s name on Schedule 2.1 under the caption “Commitments”, upon expiration of the Tender Offer Solicitation Period. The Commitments once reduced or terminated may not be reinstated.

2.7               Interest.

(a)               Subject to Sections 2.7(b) and 2.11, the Borrower agrees to pay to the Lender, interest in respect of the unpaid principal amount of the Loan, for each day during each Interest Period applicable thereto from the date of the applicable Borrowing until payment in full thereof, at a rate per annum which shall be equal to the sum of (i) LIBOR for such Interest Period, plus (ii) the Applicable Margin.

(b)               Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest (in the case of overdue interest or any amount other than principal, to the extent permitted by Law) at a rate which is equal to (i) the rate otherwise applicable to the Loan as provided in Section 2.7(a) above, plus (ii) 2.0% per annum (which interest shall be payable on demand).

(c)               Except as provided in Section 2.7(b), accrued (and theretofore unpaid) interest shall be payable in arrears in respect of the Loan (i) on the last day of each Interest Period applicable thereto (each an “Interest Payment Date”), (ii) on the amount of the Loan repaid or prepaid, upon such repayment or prepayment, (iii) at any maturity (whether by acceleration or otherwise), and (v) after such maturity, on demand.

(d)               On each Interest Determination Date for the Loan, the Lender shall determine the applicable LIBOR and shall give notice thereof to the Borrower. Such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

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2.8               Illegality. If any Change in Law after the date hereof makes it unlawful to maintain a LIBOR Loan, then, upon the Borrower’s receipt of notice of such fact and demand from the Lender, the Borrower shall prepay or, if applicable, request the conversion of the LIBOR Loan to a Loan bearing interest at the Base Rate in effect from time to time plus the Applicable Margin per annum less 1% (a "Base Rate Loan") payable on the last day of the Interest Period in respect of such LIBOR Loan and on the last day of each subsequent Interest Period thereafter (provided, however, that upon the occurrence and during the continuance of an Event of Default, subject to the provisions of Section 2.7(b), such interest (i) shall be the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 1% per annum and (ii) shall be payable on demand) either on the last day of the Interest Period in respect of such LIBOR Loan, if the Lender may lawfully continue to maintain such LIBOR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan.

2.9               Increased Costs and Reduction of Return.

(a)               If on or after the date of this Agreement, any Change in Law causes the Lender to incur increased costs or reductions in the amounts received or receivable under this Agreement, its Loan, its Commitment, or its Note with respect to its Loan, or that any Recipient shall be subjected to any Taxes (other than any increased cost or reduction in the amount received or receivable resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (a)(ii), (b), (c), (d) or (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, other obligations, deposits, reserves, other liabilities or capital, in each case, attributable to or because of any Change in Law and/or other circumstances affecting the Lender or the relevant interbank market or the position of the Lender in such market, then, and in any such event, the Borrower shall promptly pay to the Lender, upon demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Lender in its sole discretion shall determine) as shall be required to compensate the Lender for such increased costs or reductions in amounts received or receivable under this Agreement or its Note.

(b)               If the Lender determines in good faith that any Change in Law regarding, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), or (iv) compliance by the Lender (or its Lending Office) or any Person Controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any Person Controlling the Lender and (taking into consideration the Lender’s or such Person’s policies with respect to capital adequacy and liquidity and the Lender’s desired return on capital) and the amount of such capital or liquidity is increased as a consequence of the Loan, credits or obligations under this Agreement, then, within ten days following written demand of the Lender to the Borrower in accordance with clause (c), the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

(c)                The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 2.9. The Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for determining the amount that the Lender is entitled to receive pursuant to this Section 2.9, which determination shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)               Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of the Lender’s right to demand such compensation.

(e)                Notwithstanding anything to the contrary herein, the Borrower will not be required to compensate the Lender pursuant to this Section 2.9 for any increased costs or reduction in respect of a period occurring more than 270 days prior to the date on which the Lender notifies the Borrower of such Change in Law and the Lender’s intention to claim compensation thereof, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)                Notwithstanding the foregoing, the Lender shall not be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of the Lender at such time to seek compensation from other borrowers with the same or similar ratings under yield protection provisions in credit agreements with such borrowers that provide for such compensation.

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2.10             Break Funding. The Borrower shall pay to the Lender within five (5) Business Days after the request in writing and delivery of the certificate set forth below by the Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any reasonable loss, cost or expense (excluding any loss of anticipated profits) including any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the Loan or from fees payable to terminate the deposit from which the Loan was obtained, incurred by the Lender as a result of:

(a)               the failure of the Borrower to make on a timely basis any payment of principal of the Loan on the last day of an Interest Period;

(b)               the failure of the Borrower to borrow the Loan after the Borrower has given a Notice of Borrowing (for a reason other than the failure of the Lender to make the Loan);

(c)               the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 4.2 or Section 4.3; or

(d)               the prepayment or repayment (including pursuant to Section 4.1, 4.2 or 4.3) or other payment of the Loan on a day that is not the last day of the relevant Interest Period;

The Lender will furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by the Lender for compensation under this Section 2.10, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

2.11            Inability to Determine Rates. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a)               the Lender reasonably determines that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof; or

(b)               the Lender reasonably determines that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 upon the basis of which the rate of interest for the Loan for such Affected Interest Period is to be determined will not be adequate to cover the cost to the Lender of making or maintaining the Loan for such Affected Interest Period;

the Lender shall give notice thereof (a “Rate Determination Notice”) to the Borrower as soon as practicable thereafter. If such notice is given, during the 30 day period following such Rate Determination Notice (the “Negotiation Period”), the Lender and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for the Loan that shall reflect the cost to the Lender of funding the Loan from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period such Substitute Basis shall apply with respect to the Loan of the Lender in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loan pursuant to Section 4.2 or to convert the Loan to a Base Rate Loan; provided, however, that if the Borrower does not elect so to prepay or convert the Loan to a Base Rate Loan, the Lender shall reasonably determine the per annum rate basis reflecting the cost to the Lender of funding the Loan for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and the Lender and shall apply in lieu of LIBOR for the relevant Interest Period.

Section 3.                 Fees.

3.1               Fee Letter. The Borrower agrees to pay the fees in such amounts and at such times as specified in the Fee Letter.

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Section 4.                Prepayments; Payments.

4.1               Scheduled Repayment. The Borrower shall repay to the Lender (i) on the one-year anniversary of the Funding Date 50% of the original aggregate principal amount of the Loan (the “One-Year Payment”) and (ii) on the Maturity Date, the aggregate principal amount of all the Loan then outstanding.

4.2               Voluntary Prepayments. Subject to Section 2.10 hereof, the Borrower shall have the right to prepay the Loan without premium or penalty, in whole or in part, from time to time on the following terms and conditions: (i) the Borrower shall give to the Lender at least five (5) Business Days’ prior written notice of its intent to prepay the Loan and the aggregate principal amount of the prepayment, which notice shall specify the date of prepayment and (ii) each prepayment shall be in an aggregate principal amount of at least $5,000,000, and in whole multiples of $2,500,000 in excess thereof. Any prepayment of the Loan pursuant to this Section 4.2 shall be applied proportionally to the outstanding principal installments under the Loan.

4.3               Mandatory Prepayments.

(a)               Permitted Asset Disposition. In the event of any Permitted Asset Disposition by the Borrower or any of its Subsidiaries, no later than five (5) Business Days prior to the occurrence of such proposed disposition, the Borrower will deliver to the Lender a certificate signed by an Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Lender, stating the expected amount of the Net Available Proceeds of such proposed disposition, and (i) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of the Net Available Proceeds of such Permitted Asset Disposition in an aggregate amount equal to 100% of such Net Available Proceeds or (ii) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds; provided that in lieu of making such prepayment or Commitment reduction the Borrower may elect, by written notice to the Lender prior to its receipt of such Net Available Proceeds, to deposit all or a portion of such Net Available Proceeds into the Cash Collateral Account and the repayment obligation or Commitment reduction otherwise required pursuant to this paragraph (a) shall be reduced by the amount so deposited.

(b)               Capital Distributions. In the event of any capital distribution in cash by any Subsidiary of the Borrower, if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the actual receipt by the Borrower of the Net Distribution Proceeds of such capital distribution in an aggregate amount equal to 100% of such Net Distribution Proceeds or (b) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Distribution Proceeds by an aggregate amount equal to 100% of such Net Distribution Proceeds; provided that in lieu of making such prepayment or Commitment reduction the Borrower may elect, by written notice to the Lender prior to its receipt of such Net Distribution Proceeds, to deposit all or a portion of such Net Distribution Proceeds into the Cash Collateral Account and the repayment obligation or Commitment reduction otherwise required pursuant to this paragraph (b) shall be reduced by the amount so deposited; and provided further, that in the event the Borrower disposes of any Non-Cash Distribution in exchange for cash or cash equivalents, the date of such sale will be deemed to constitute a capital distribution in cash, and thus be subject to the provisions of this Section 4.3(b).

(c)               Debt or Equity Issuance. In the event of (i) any incurrence of Indebtedness that is not permitted by Section 8.1 by the Borrower or any of its Subsidiaries after the date hereof or (ii) any issuance or sale of any Capital Stock of the Borrower after the date hereof (not including any issuance or sale designated as a capital contribution under Section 4.3(d) hereof), (x) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of the Net Available Proceeds thereof in an aggregate amount equal to 100% of such Net Available Proceeds or (y) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds; provided that in lieu of making such prepayment or Commitment reduction the Borrower may elect, by written notice to the Lender prior to its receipt of such Net Available Proceeds, to deposit all or a portion of such Net Available Proceeds into the Cash Collateral Account and the repayment obligation or Commitment reduction otherwise required pursuant to this paragraph (c) shall be reduced by the amount so deposited.

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(d)               Capital Contributions. In the event of any cash capital contributions to the Borrower by the shareholders of the Borrower after the date hereof, the Borrower shall repay or cause to be repaid the Loans within five (5) Business Days following receipt by the Borrower of the proceeds of such capital contributions in an aggregate amount of 100% of such capital contributions; provided that in lieu of making such prepayment the Borrower may elect, by written notice to the Lender prior to its receipt of such cash capital contributions, (i) to apply such cash capital contributions to repay the Seller Financing and (ii) to deposit all or a portion of such cash capital contributions into the Cash Collateral Account and the repayment obligation otherwise required pursuant to this paragraph (d) shall be reduced by the amount so deposited.

(e)               Casualty Event. In the event of any Casualty Event in respect to which the Borrower or any of its Subsidiaries receives Net Available Proceeds, no later than five (5) Business Days after the occurrence of such Casualty Event, the Borrower will deliver to the Lender a certificate signed by an Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Lender, stating the expected amount of such Net Available Proceeds, and (i) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of such Net Available Proceeds in an aggregate amount equal to 100% of such Net Available Proceeds; or (ii) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds; provided that in lieu of making such prepayment or Commitment reduction the Borrower may elect, by written notice to the Lender, to invest such Net Available Proceeds within 180 days from the receipt thereof in property or assets of the general type used in the business of the Borrower or its Subsidiaries in the ordinary course of business and the repayment obligation or Commitment reduction otherwise required pursuant to this paragraph (e) shall be reduced by the amount so invested.

(f)               Change of Control.  In the event a Change of Control occurs, the Borrower shall, not later than five (5) Business Days following the occurrence of such Change of Control (or at such later time as agreed between the Borrower and the Lender), prepay the Loan then outstanding.

(g)               Repayments of the Loan described in paragraphs (a) through (f) shall be applied to the installments thereof in the inverse order of maturity.

(h)               Each prepayment made pursuant to this Section 4.3 shall be accompanied by (i) all interest accrued on the amount prepaid, (ii) all other amounts then due on, or with respect to, such portion of the Loan being prepaid, including any amounts owing under Section 2.10 and (iii) subject to Section 2.10, shall be without any premium or penalty.

(i)                Notwithstanding anything to the contrary in this Agreement, except as permitted under Argentine Law and the Argentine Central Bank’s Regulations, no mandatory prepayment in respect of the Loan shall be required to be made pursuant to this Section 4.3 prior to the date that is 120 days after the Funding Date (or such earlier date as permitted under Argentine Law and the Argentine Central Bank’s Regulations) (the “Permitted Application Date”); provided, that any amount of Dollars that is otherwise required to be applied to prepay the Loan prior to the Permitted Application Date pursuant to clauses (a) through (d) of this Section 4.3 shall instead be deposited by the Borrower in the Cash Collateral Account until the Permitted Application Date and shall be applied on the Permitted Application Date to prepay the Loan in accordance with this Section 4.3.

4.4              Payments Generally.

(a)               Each payment of principal, interest and other amounts to be made under this Agreement and the other Credit Documents shall (unless otherwise specified therein) be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the applicable Payment Account not later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)               If at the time when any payment by the Borrower is due hereunder or under any other Credit Document there is any restriction or prohibition on access to the Argentine exchange market or a requirement to have prior authorization of the Argentine Central Bank or any other Governmental Authority and such authorization is not available on the date when payment is due, to the fullest extent permitted by law, the Borrower shall, at its own expense, obtain the required amount of Dollars to pay such amount due under the Credit Documents, through: (i) the purchase with Pesos of any Dollar-denominated public or private bond or tradable debt or equity security listed in Argentina and the subsequent transfer and sale thereof outside of Argentina for Dollars; (ii) the purchase of Dollars in any market in which Dollars may be purchased, with any legal tender; or (iii) any other lawful mechanism for the acquisition of Dollars in the Argentine exchange market. The Borrower shall be liable for and shall pay all taxes, costs, fees and expenses payable in connection with the transactions referred to herein for the purchase of Dollars to effect payment of any amount due and owing hereunder. Interest shall continue to accrue as specified in this Agreement on any amounts that are not paid on the due date therefor as a result of the Borrower’s entering into or consummating any transaction to obtain Dollars to make any required payment hereunder or any other Credit Document and such shall continue to accrue until full payment of such amount due is made to the Lender in accordance with this Agreement and the other Credit Documents.

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4.5              Application of Insufficient Payment. If at any time insufficient funds are available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (a) to pay interest then due and payable hereunder, (b) then, to pay fees then due and payable hereunder and (c) then, to pay principal then due and payable hereunder.

4.6              Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day (unless otherwise specified herein), such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.7              Computations. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable; provided that computations of interest at the Base Rate hereunder shall be made on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed.

4.8              Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable Law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all such fees and charges payable to the Lender, shall be limited to such maximum lawful rate, provided that such excess amount shall be paid to the Lender on subsequent payment dates to the extent not exceeding the legal limitation.

4.9              Set-Off.

(a)               Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Credit Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section 4.9 are in addition to other rights and remedies (including other rights of set-off) that the Lender and its Affiliates may have.

(b)              Exercise of Rights Not Required. Nothing contained herein shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any of its Subsidiaries.

4.10             Taxes.

(a)               Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall be construed to obligate the Lender to determine the duties or liabilities of the Borrower or any paying agent of the Borrower with respect to any deductions and/or withholdings required by any Law or Governmental Authority outside the United States, or to pay any such deductions or withholdings to any such Governmental Authority.

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(b)               The Borrower shall, within 10 days of demand therefor, indemnify the Lender against, and reimburse the Lender upon demand for, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.10) paid or payable at any time by the Lender, whether or not such Taxes were correctly or legally imposed by the relevant Governmental Authority and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(c)               The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes (including, without limitation, any applicable stamp tax).

(d)               As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.10, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)               If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document the Lender shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable Law as will enable the Borrower to determine whether or not the Lender is subject to backup withholding. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(f)                If a payment made to the Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)               The Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)               If the Lender determines, in its sole discretion exercised in good faith, that it has received a credit for or refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 4.10(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.10(h), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 4.10(h) the payment of which would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

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(i)                 If the Lender requests compensation under Section 2.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 4.10, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.9 or 4.10 as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by the Lender in connection with any such designation or assignment.

(j)                 If any Lender requests compensation under Section 2.9 and the Lender has declined or is unable to designate a different lending office in accordance with Section 2.8, then the Borrower may, at its sole expense and effort, upon notice to the Lender, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.9) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations; provided that:

(i)                 the Lender shall have received payment of an amount equal to the outstanding principal of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees);

(ii)               in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 4.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)             such assignment does not conflict with applicable Law.

The Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.                Conditions Precedent.

5.1              Conditions Precedent to Closing Date. The effectiveness of this Agreement shall be subject to the conditions precedent that the Lender shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lender:

(a)               The Lender shall have received a certificate from the Borrower, dated the Closing Date, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of the Borrower authorized to sign the Credit Documents and attaching true, correct and complete copies of (i) the Organizational Documents of the Borrower and (ii) the necessary resolutions of the board of directors (and/or other relevant governing body) of the Borrower, each certified by an Authorized Officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Closing Date).

(b)               The Lender shall have received copies of the audited annual financial statements of the Borrower for the fiscal years ended June 30, 2013 and 2014, the six-month period ended December 31, 2014 and the fiscal year ended December 31, 2015.

(c)               The Lender shall have received an acceptance letter regarding the Borrower’s appointment of the Process Agent, duly executed and delivered by the Process Agent.

(d)               All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Closing Date, in each case to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been paid.

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(e)               The Lender shall have received such documentation and other information about the Borrower required under applicable client onboarding procedures or “know your customer” or anti-money laundering rules and regulations, including the USA PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

(f)                The Borrower shall be in compliance with all applicable Laws, requirements and Governmental Approvals in respect of the launching of the Tender Offer.

(g)               The Lender shall have received duly executed and delivered offer and acceptance letters or counterparts with respect to the Argentine Guaranty Agreement.

5.2              Conditions Precedent to the Funding Date. The obligation of the Lender to disburse the Loan on the Funding Date shall be subject to the conditions precedent that (i) the Closing Date shall have occurred and (ii) the Lender shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lender:

(a)               The Borrower shall have made arrangements to deliver counterparts of each of the following Credit Documents on the dates set forth in this Agreement:

(i)                 the Security Agreement,

(ii)               the Argentine Pledge Agreement,

(iii)             the Securities Account Control Agreement, and

(iv)             any Collateral Account Control Agreement, as applicable.

(b)               The Lender shall have received satisfactory evidence that all Governmental Approvals and consents of, and notices to, any other Person, but only to the extent such Governmental Approvals, consents, and notices are required in connection with the following, have been obtained, or made, and are in full force and effect: (i) the due execution, delivery, recordation, filing or performance by the Borrower of the Credit Documents required on the Funding Date, and (ii) the consummation of the Settlement of the Tender Offer.

(c)               The Lender shall have received the following legal opinions:

(i)                 an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Lender;

(ii)               an opinion of M. & M. Bomchil Abogados, special Argentina counsel for the Lender;

(iii)             an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Borrower; and

(iv)             an opinion of Bruchou, Fernández Madero & Lombardi, special Argentina counsel for the Borrower.

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(d)               The Lender shall have received (i) a certificate from an Authorized Officer of the Borrower, dated the Funding Date, substantially in the form of Exhibit E certifying that (A) both immediately prior to the making of the Loan and after giving effect thereto and to the intended use thereof, (1) no Default or Event of Default shall have occurred and be continuing and (2) each of the representations and warranties made in Section 6 hereof and in each other Credit Document shall be true and correct in all material respects as of the Funding Date (except in the event any such representation and warranty relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as applicable) (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects) and (B) as of the Funding Date (after giving pro forma effect to the Tender Offer Transactions) the condition set forth in Section 5.2(i) shall be satisfied, and (ii) (A) a funds flow memorandum (the “Funds Flow”) demonstrating the use of proceeds and process of the payment of the Tender Offer Consideration and any other amounts permitted under Section 6.24 hereof and (B) an irrevocable letter of instructions from the Borrower to the Lender providing for the immediate transfer of all proceeds of the Loan remitted to the Borrower in accordance the Funds Flow.

(e)               The Lender shall have received a certificate of the chief financial officer or similar Authorized Officer of the Borrower dated the Funding Date, substantially in the form of Exhibit D, certifying that the Borrower and its Subsidiaries are Solvent on a consolidated basis and will be Solvent on a consolidated basis after giving pro forma effect to the Tender Offer Transactions.

(f)               The proceeds of the Loan shall be sufficient to pay the Tender Offer Consideration.

(g)               The Lender shall have received (i) a certificate of “Absence of Restrictions to Dispose Assets” (“certificado de libre inhibición de bienes”) issued by the Real Estate Registry of the City of Buenos Aires with respect to the Borrower and (ii) a recent Lien search in the District of Columbia Recorder of Deeds with respect to the Borrower.

(h)               Since December 31, 2015, there shall not have been any event, change or development that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

(i)                The Lender shall have received from the Borrower (i) written notification of the results of the Tender Offer and (ii) a Notice of Borrowing meeting the requirements of Section 2.2.

(j)                The Lender shall have received a Check duly executed by the Borrower, in accordance with Section 2.4 in respect of the Loan.

(k)               All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Funding Date, in each case to the extent invoiced at least one (1) Business Day prior to the Funding Date, shall have been paid (in each case, which amounts may be offset against the proceeds of the Loan up to a maximum aggregate amount of the Lender’s Commitment).

(l)                To the extent that there is any amount required to be paid by the Borrower on account of fees, costs or other amounts in connection with the Funding Date Transactions that exceeds the aggregate amount of the Lender’s Commitment, the Borrower shall have sufficient funds to pay any such amount on the Funding Date.

Section 6.               Representations, Warranties and Agreements. In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower makes the following representations and warranties:

6.1               Legal Status. Each of the Borrower and its Subsidiaries (a) is a duly organized and validly existing corporation or other legal entity (and in the case of the Borrower, it is a sociedad anónima) under the laws of the place of its incorporation or organization or formation, (b) has all requisite power and authority to own and/or lease its property and assets and to transact the business in which it is engaged and to do all things necessary or appropriate in respect of the business in which it is engaged, and (c) is duly qualified and is authorized to do business where such qualification and authorization is required and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification; except in each case referred to in clause (b) and (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.2               Power and Authority. The Borrower has all requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document as has been executed and delivered as of each date this representation and warranty is made. The Borrower has duly executed and delivered each of the Credit Documents that is required to be executed and delivered as of each date this representation and warranty is made, and each Credit Document constitutes or, when executed and delivered, will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

6.3               No Immunity; Commercial Acts. Neither the Borrower nor any of its Subsidiaries, nor any of their properties has any immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction. The Borrower is subject to civil and commercial law with respect to its obligations under the Credit Documents, and the making and performance of the Credit Documents by it constitute private and commercial acts rather than public or governmental acts.

6.4               No Violation. Neither the execution, delivery or performance by the Borrower of any Credit Document, nor compliance by the Borrower with the terms and provisions thereof, nor the use of the proceeds of the Loan as contemplated herein (a) contravenes any provision of any Law (including any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions) or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default in respect of any Material Agreement, or results in the creation or imposition of any Lien (other than the Liens created under the Credit Documents) upon any of the property or assets of the Borrower, or (c) violates any provision of the estatutos sociales, articles of incorporation, bylaws or other Organizational Documents of the Borrower; except in each case referred to in clause (b) above, to the extent that such conflict, inconsistency or breach could not reasonably be expected to have a Material Adverse Effect.

6.5               Compliance with Laws.

(a)               Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws and Governmental Approvals in respect of the conduct of their respective businesses and the ownership of their respective properties, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, each of the Borrower and its Subsidiaries is in compliance in all respects and subject to no exceptions.

(b)               The Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any applicable Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower and its Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

(c)               None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has previously engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(d)               Assuming that each Lender and any other party (other than the Borrower and its Subsidiaries) (i) is not a Regulation U Bank, and (ii) “lending” (within the meaning of Regulation U) any Loan either (x) does not have a principal office in a United States Federal Reserve District (for purposes of such Regulation U) or (y) is a “bank” (as defined in such Regulation U) that has negotiated, extended, booked and disbursed its Loan under this Agreement to comply with the exemption for extensions of credit made outside the United States, the Borrower’s use of proceeds under the Loan will not violate Regulation U.

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6.6               Approvals. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower of any Credit Document, (b) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document, (c) the grant by the Borrower of the Liens in the Collateral pursuant to the Security Documents, (d) the perfection or maintenance of the Liens in the Collateral created under the Security Documents (including the priority nature thereof); (e) the exercise by the Lender of its rights under the Credit Documents (provided, that an official translation by a sworn public translator into the Spanish language of any document in any language other than Spanish is required to bring an action thereon in the courts of Argentina, and service upon the Borrower (in the manner prescribed by Argentine Law) is required as a condition to the initiation of any proceeding for the enforcement thereof in the courts of Argentina, which preparation and service may be initiated subsequent to the circumstances giving rise to such initiation of proceedings); except in each case, such as have been obtained or made and are in full force and effect.

6.7               Litigation. Except as set forth on Schedule 6.7, there is no litigation, arbitration, action, suit, investigation, claim or proceeding pending, or to the actual knowledge of the Borrower threatened, in respect of it or any of its Subsidiaries: (a) that involve any Credit Document or the Tender Offer Transactions or (b) which if adversely determined could reasonably be expected to have a Material Adverse Effect.

6.8               Security Documents.

(a)               Each Security Document is, or upon execution and delivery pursuant to this Agreement shall be, effective to create a legal, valid and enforceable security interest in favor of the Lender (or the equivalent thereof under Argentine Law) in the Collateral described in the such Security Document, free and clear of all other Liens (other than Permitted Liens), and upon the taking of the steps set forth in Section 7.11 and Section 7.12, as applicable, will create a first priority and perfected Lien thereon. Other than the Liens created pursuant to the Security Documents, no Lien exists on the Collateral (other than Permitted Liens).

(b)               No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Security Documents except as set forth in Sections 6.6, 7.11 and 7.12.

6.9               Financial Statements; No Material Adverse Change.

(a)               The audited annual balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, together with the related audited statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, were prepared in accordance with Argentine GAAP and fairly present in all material respects the financial condition and results of operations of the Borrower as of December 31, 2015 and for the period covered thereby.

(b)               Since the December 31, 2015, there has been no event, condition or circumstance that has had a Material Adverse Effect.

6.10             Properties; Insurance.

(a)               Each of the Borrower and its Subsidiaries has good title to all properties material to its business, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries has a valid Leasehold interest in the properties material to its business used and not owned by it, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

(b)               All tangible properties of the Borrower or any of its Subsidiaries (whether owned or leased) utilized in its business are in good working order and condition (except to the extent as could not reasonably be expected to have a Material Adverse Effect).

(c)               Each of the Borrower and its Subsidiaries maintains insurance against losses, damages or other risks (including risks and liability to Persons and property) as would reasonably be expected to be maintained by prudent and experienced Persons engaged in a business or businesses in jurisdictions which are the same as or similar to the one or ones in which such Person is engaged, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.11             Material Agreements; Liens.

(a)               Neither the Borrower nor any of its Subsidiaries is in default under any provision of any Material Agreement; except where such default could not reasonably be expected to have a Material Adverse Effect.

(b)               Schedule 6.11(b) is a complete and correct list of each Lien existing on the date hereof securing Material Indebtedness of any of the Borrower or its Subsidiaries.

(c)               Both before and after giving effect to the Tender Offer Transactions, neither the Borrower nor any of its Subsidiaries is in payment default under any contract, agreement or instrument that creates or evidences Material Indebtedness.

6.12             Intellectual Property. Each of the Borrower and its Subsidiaries owns or validly and lawfully has the right to use, without restrictions or other obligations (except those that could not reasonably be expected to result in a Material Adverse Effect), each of the patents, trademarks, permits, service marks, trade names and licenses.

6.13             Priority of Obligations. The Obligations constitute unconditional and unsubordinated general obligations of the Borrower and rank at least pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

6.14             True and Complete Disclosure. All documents, reports or other written information pertaining to the Borrower and its Subsidiaries (including any confidential information memoranda, projections and other information) that have been furnished to the Lender or its representatives, agents or legal counsel by or on behalf of the Borrower or such Subsidiary are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading; provided, however, that with respect to projected financial information and pro forma financial statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact, event or circumstance known to the Borrower or any of its Subsidiaries that has not been disclosed to the Lender in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

6.15             [Reserved].

6.16             Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could be reasonably expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not be reasonably expected to have a Material Adverse Effect.

6.17             Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all material tax returns required to be filed by it (and such tax returns are accurate and complete in all material respects) and has paid all material taxes payable by it which have become due pursuant to such tax returns and all other material taxes and assessments payable by it which have become due, except for those contested in good faith and by appropriate proceedings or where failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

6.18             Availability and Transfer of Foreign Currency. No requisite foreign exchange control approvals, registrations, other authorizations or filings by or with Argentina or any Governmental Authority thereof is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower or any of its Subsidiaries of any Credit Document to which it is party or (b) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any such Credit Document, except for registration of the Loan pursuant to Communication “A” 3602 of the Argentine Central Bank.

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6.19             Legal Form; Enforcement. This Agreement is and each other Credit Document is, or when duly executed and delivered, will each be in proper legal form under the Laws of Argentina for the enforcement thereof in such jurisdiction; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or each other Credit Document in Argentina. Under the Laws of Argentina, the choice of New York law to govern this Agreement is a valid choice of law, and any judgment or decision rendered in New York in respect of the Credit Documents will be recognized and applied in Argentina subject to the qualifications specified in the Argentine legal opinions delivered hereunder on the Funding Date. Under the Laws of Argentina the irrevocable submission by the Borrower to the jurisdiction of the New York Courts, and consent to service of process and appointment by the Borrower of the Process Agent for service of process, in each case as set forth in this Agreement, is legal, valid, binding and enforceable.

6.20             Withholding Taxes. Except for the withholding of income tax on interest and other payments by the Borrower hereunder applicable pursuant to the Argentine Income Tax Law at the rate of 15.05% (unless a reduced withholding rate applies in accordance with a treaty to which Argentina is a party) and an applicable stamp tax, there is no income, stamp or Other Tax imposed (whether by withholding or otherwise) in Argentina, including any political subdivision thereof or any Governmental Authority, on or by virtue of the execution, delivery, performance or enforcement of, this Agreement, any other Credit Document or any other document required to be delivered hereunder or thereunder.

6.21             Indebtedness. Schedule 6.21 sets forth all Material Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries showing the aggregate amount thereof and the name of the respective debtors and the Borrower (or Subsidiary) which has outstanding a Contingent Obligation in respect of such Indebtedness.

6.22             Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)               Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any Governmental Approvals issued under such Environmental Laws;

(b)               There are no pending or, to the knowledge of the Borrower threatened, Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership, lease or operation by the Borrower or any Subsidiary of any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary);

(c)               To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences (including the Release of any Hazardous Materials) with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law; and

(d)               Neither the Borrower nor any of its Subsidiaries has any time generated, used, treated or stored on, or transported Hazardous Materials to or from, or Released Hazardous on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

6.23             Investment Company Act. The Borrower is not subject to registration as an “investment company” under the Investment Company Act of 1940.

6.24             Use of Proceeds. The proceeds of the Loan shall be used (i) to finance the Tender Offer Consideration and for the payment of fees, costs and expenses incurred in connection therewith and (ii) to pay the taxes, fees, costs and expenses incurred in connection with the transactions contemplated herein.

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6.25             Solvency. The Borrower and its Subsidiaries on a consolidated basis will be Solvent both immediately prior and immediately after giving effect to the Tender Offer Transactions.

6.26             Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 6.26.

6.27             No Default. Both immediately prior to the making of the Loan hereunder and after giving effect thereto and the intended use thereof, no Default or Event of Default hereunder has occurred or is continuing.

Section 7.               Affirmative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loan is outstanding and until the Obligations are paid in full (other than contingent indemnification obligations for which no claim or demand has been made):

7.1               Information Covenants. The Borrower shall deliver to the Lender:

(a)               Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited balance sheet and the related statements of income, retained earnings and cash flow of the Borrower as at the end of, and for, such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of an independent certified public accountant, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year;

(b)               Officer’s Certificate. At the time each set of financial statements pursuant to Section 7.1(a) above is furnished (or deemed furnished), an officer’s certificate signed by an Authorized Officer of the Borrower, which certificate shall (i) state that said financial statements fairly present the financial condition and results of operations of the Borrower, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments) and (ii) certify that as of the date thereof, no Event of Default shall have occurred or, if any Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(c)               Notice of Default or Litigation. As promptly as practicable, and in any event within three (3) Business Days for clause (i) hereof, and ten (10) Business Days for clause (ii) hereof, after any officer or director of the Borrower obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of the Borrower), notice of an Authorized Officer of the Borrower of (i) the occurrence of any event which constitutes an Event of Default, and (ii) any event (including with regards to any dispute, litigation, Environmental Claim, investigation or other proceeding) which could reasonably be expected to have a Material Adverse Effect, in each case describing the actions that the Borrower has taken or intends to take with respect to such event or occurrence; and

(d)               Other Information. From time to time such other information regarding the financial condition, operations or business of the Borrower and its Subsidiaries as may be reasonably requested by the Lender.

7.2               Compliance with Laws.

(a)               The Borrower shall, and shall cause its Subsidiaries to, comply with all applicable requirements of Law, including all relevant Governmental Approvals and Environmental Laws, except where any failure so to comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (i) neither the Lender nor the Borrower would be subject to any criminal liability for failure to comply therewith and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of all or any part of the Collateral.

(b)               The Borrower shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall promptly notify the Lender, to the extent that any such notification does not violate applicable Law, in the event that it or any of its Subsidiaries, or any of its directors, officers or employees, becomes subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

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7.3               Rank of Obligations. The Borrower shall take all actions necessary to ensure that the Obligations will rank at least pari passu in priority of payment with all existing and future unsecured and unsubordinated obligations of the Borrower, except for obligations mandatorily preferred by applicable Laws.

7.4               Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in accordance with Argentine GAAP and all requirements of Law.

7.5               Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge before they become overdue (1) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its property, income or profits, (2) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (3) all lawful claims and obligations that in each case, if unpaid, could reasonably be expected to result in either (A) the imposition of a Lien upon any of the Collateral or (B) a Material Adverse Effect; provided, however, that the Borrower and each such Subsidiary may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when the Borrower or such Subsidiary is in good faith contesting the same by proper proceedings, so long as adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with and to the extent required by Argentine GAAP, or other adequate provision for payment thereof shall have been made.

7.6               Inspection. At any reasonable time and from time to time (with reasonable advance notice and during normal business hours), the Borrower shall, and shall cause each of its Subsidiaries to, permit any representative designated by the Lender to examine and make extracts from the records and books of account of, and visit the properties of, the Borrower or such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with any of its officers and directors, all to the extent reasonably requested by the Lender and at the Lender’s expense (unless an Event of Default has occurred and is continuing, in which case such inspection shall be at the expense of the Borrower); provided that (i) such inspections shall be limited, in the absence of an Event of Default, to once in each calendar year, (ii) the Lender agrees that any information with respect to the Borrower or any of its Subsidiaries obtained by the Lender in the course of such inspection shall be subject to the confidentiality provisions set forth in Section 11.2, (iii) such examinations, inspections and discussions are conducted in a manner that does not interfere with or otherwise interrupt in any material respect the operations of the Borrower or the relevant Subsidiary and, in the case of any discussions with independent accountants, only if representatives of the Borrower are afforded an opportunity to participate with reasonable advance notice and (iv) neither the Borrower nor its Subsidiaries will be required to disclose information to the Lender that is prohibited by applicable Law, that it reasonably determines constitutes a confidential trade secret, or is subject to attorney-client or similar privilege or constitutes attorney work product.

7.7               Maintenance of Property, Insurance. The Borrower shall, and shall cause each of its Subsidiaries to: (a)(i) keep all property necessary to its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties in Argentina and (b) furnish to the Lender, upon request, full information as to the insurance carried.

7.8               Maintenance of Existence; Conduct of Business.

(a)               The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence and all of the licenses, rights, privileges and franchises material to its business or necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Organizational Documents.

(b)               The Borrower shall, subject to applicable Law, vote its direct or indirect equity interests in CIESA in favor of causing TGS to maintain at all times its status as a listed company on the New York Stock Exchange.

7.9               Maintenance of Consents and Approvals. The Borrower shall, and shall cause each of its Subsidiaries to, take all such further actions as shall be required to ensure that all material orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals from all Governmental Authorities or other third parties, required to be obtained or maintained by the Borrower or such Subsidiary in connection with the conduct of their respective businesses, remain in full force and effect; except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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7.10             Performance of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, perform all of its obligations under the terms of each Material Agreement by which it or any of its properties or assets is bound; except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11             Maintenance of Collateral; Further Assurances.

(a)               The Borrower shall, and shall cause each of its Subsidiaries to cause all Collateral to be subject at all times following (i) the Cash Collateral Establishment Date, in the case of the Cash Collateral, (ii) if required pursuant to Section 7.12(c) below, the ADS Collateral Establishment Date, in the case of any ADS Collateral, and (iii) the Settlement of the Tender Offer (to the extent financed with the proceeds of the Loan), in the case of Share Collateral, to a first priority perfected Lien in favor of the Lender pursuant to the terms and conditions of this Agreement and the other Credit Documents. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, promptly following any reasonable request from the Lender, execute and deliver all such further instruments and take such further action, to the fullest extent permitted by applicable Law that is necessary to ensure the enforceability of the Credit Documents, the ability and right of the Borrower to comply with its obligations under the Credit Documents, and the preservation of the rights and remedies of the Lender hereunder and with respect to the Collateral.

(b)               Substantially concurrently with the Settlement of the Tender Offer (to the extent financed with the proceeds of the Loan), the Borrower shall grant a pledge over Tendered Shares (tendered in the form of common shares) by delivering the pledge notices to Banco Itaú Argentina S.A., as depositary agent of the Tendered Shares with Caja de Valores S.A., and TGS, in accordance with the Argentine Pledge Agreement (the “Share Collateral”); provided, that the Borrower shall only be required to pledge the number of Tendered Shares required so that the aggregate value of such Share Collateral equals the value of the Loan as disbursed on the Funding Date and as provided by in a written notice from the Lender; provided, further, that in any event and notwithstanding the foregoing, the grant of a pledge by the Borrower over all the Tendered Shares (tendered in the form of common shares) and acquired by the Borrower upon Settlement of the Tender Offer shall satisfy this Section 7.11(b).

7.12             Entrance into Pledge and Security Agreement and Establishment and Maintenance of Collateral Account and ADS Collateral.

(a)               On or prior to the Funding Date the Borrower shall take the actions set forth in clause (i) or clause (ii) below (or both such clauses), in each case, as reasonably determined by the Lender to be required by the type of assets pledged as part of the Cash Collateral:

(i)                 (A) establish with the Account Bank the Cash Collateral Account, (B) enter into the Pledge and Security Agreement with the Lender, pursuant to which it shall grant a first priority security interest in the Cash Collateral Account and (C) enter into the Collateral Account Control Agreement with the Lender and the Account Bank. The Cash Collateral Account shall be in the name of the Borrower and under the exclusive control of the Lender, and the Lender shall have the sole right of withdrawal as to the Cash Collateral Account. The Borrower shall from time to time deposit or cause to be credited to the Cash Collateral Account the cash or cash equivalents or Time Deposits required as additional Cash Collateral pursuant to Section 7.12(b).

(ii)                (A) establish with the Securities Account Bank the Securities Collateral Account, (B) enter into the Pledge and Security Agreement with the Lender, pursuant to which it shall grant a first priority security interest in the Securities Collateral Account and (C) enter into the Securities Collateral Account Control Agreement with the Lender and the Securities Account Bank. The Securities Collateral Account shall be in the name of the Borrower and under the exclusive control of the Lender, and the Lender shall have the sole right of withdrawal as to the Securities Collateral Account. The Borrower shall from time to time deposit or cause to be credited to the Securities Collateral Account securities consisting of U.S. treasury bonds required as additional Cash Collateral pursuant to Section 7.12(b).

For the avoidance of doubt, in connection with the entering into the Pledge and Security Agreement or any Control Agreement in accordance with this Section 7.12(a), the Borrower shall execute and deliver all instruments and take any actions (including providing appropriate opinions of counsel), to the fullest extent permitted by applicable Law that is necessary or advisable in the reasonable determination of the Lender to ensure the validity and enforceability of the Pledge and Security Agreement and the maintenance, perfection and priority of the Liens created thereunder.

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(b)               Within three (3) Business Days of the Funding Date (such date the “Cash Collateral Establishment Date”) the Borrower shall have caused Cash Collateral having a value equal to at least 10% of the amount of the Loan borrowing on the Funding Date to be deposited, credited, pledged or assigned, as the case may be, to one or more of the Collateral Accounts, and thereafter the Borrower shall at all times cause the value of Cash Collateral deposited, credited, pledged or assigned, as the case may be, to one or more of the Collateral Accounts to be at least 10% of the aggregate outstanding principal amount of the Loan. As of the fifth Business Day following the Settlement of the Tender Offer (the "reference date") (subject to the provisions of Section 7.12(c) hereof) and thereafter, the Collateral Coverage Ratio shall be at least 110%; provided, that if on any Collateral Determination Date following the reference date (or, if applicable, following the five Business Day period referred in Section 7.12(c) below) the Collateral Coverage Ratio shall be less than 105%, the Lender shall within three (3) Business Days following such event, notify the Borrower thereof (such notice a “Collateral Shortfall Notice”) and include in such Collateral Shortfall Notice the most recent calculation upon which such shortfall is based, and the Borrower shall, no later than three (3) Business Days following the receipt of the Collateral Shortfall Notice, do one or more of the following:

(i)                 voluntarily prepay a portion of the Loan, and/or

(ii)                pledge or assign, deposit or credit, as applicable, additional Cash Collateral,

so that, after giving effect thereto, the Collateral Coverage Ratio, as of the Collateral Determination Date associated with such Collateral Shortfall Notice, is at least equal to 110%.

Upon written request from the Borrower to the Lender with reasonable prior notice, the Lender shall provide to the Borrower a calculation of the Collateral Coverage Ratio as of last Collateral Determination Date.

(c)               If, upon Settlement of the Tender Offer, the Lender determines that the Collateral Coverage Ratio is less than 110% and notifies the Borrower of such determination in writing (the date of any such notice, the “ADS Notice Date”), then, within five (5) Business Days following the ADS Notice Date, the Borrower shall either: (i) (A) enter into an amendment to the Pledge and Security Agreement granting a pledge over the Tendered Shares (in the form of American Depository Shares) (the “ADS Collateral”) in the aggregate amount required to bring the Collateral Coverage Ratio to no less than 110% (the date of any pledge under this sub-clause (i) hereunder, the “ADS Collateral Establishment Date”) and (B) cause the ADS Collateral to be registered in the name of the Securities Intermediary on the books and records of the Depositary and to be held in an account subject to the ADS Account Control Agreement or (ii) (A) pledge or assign, deposit or credit, as applicable, additional Cash Collateral and/or (B) pledge or assign, deposit or credit, as applicable, additional Tendered Shares tendered in Argentina (in the form of common shares) under the Argentine Pledge Agreement, in each case, in an amount so that, after giving effect to the provisions of this sub-clause (ii), the Collateral Coverage Ratio equals or exceeds 110%.

(d)               Upon the receipt by the Lender of the One-Year Payment, so long as no Event of Default has occurred and is continuing, in the event that the Collateral Coverage Ratio shall be not less than 110%, then, (i) upon receipt of a written request to the Lender by the Borrower, within three (3) Business Days, the Lender shall release to the Borrower from the Collateral Accounts (including any account in which any ADS are held as Collateral, as applicable) the amount of Collateral (consisting of, at the election of the Borrower, (i) Cash Collateral, or (ii) a ratable amount of Cash Collateral and Capital Stock of TGS) necessary so that the Collateral Coverage Ratio shall be equal to (as nearly as practical to but in no event less than) 110% (any such amounts, the “Excess Collateral Amount”) and (ii) after any collateral releases pursuant to clause (i) hereof, the Lender shall release to the Borrower any Excess Collateral Amount at such other times as requested by the Borrower, provided that after giving effect to any such release the Collateral Coverage Ratio shall not be less than 110% and the value of Cash Collateral deposited, credited, pledged or assigned, as the case may be, to one or more of the Collateral Accounts shall be not less than 10% of the aggregate outstanding principal amount of the Loan.

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7.13             Approval of Dividends.

(a)                No later than five Business Days following the Funding Date, the Borrower shall deliver to the Lender the Letter of Undertaking.

7.14             Vote Against Pledges or Sale of Capital Stock of TGS. At all times the Borrower shall cause its Capital Stock in CIESA to be voted against any resolution proposing (a) the giving by CIESA of any consent or approval to any new or additional Liens on the Capital Stock of TGS in favor of any Person, or (b) the sale of any Capital Stock of TGS owned by CIESA.

Section 8.               Negative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loan is outstanding and until the Obligations are paid in full (other than contingent indemnification obligations for which no claim or demand has been made):

8.1               Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, agree to create, incur, assume, guarantee, suffer to exist, or remain directly or indirectly liable in respect of any Indebtedness except for the following:

(a)               the Indebtedness under the Credit Documents;

(b)               Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(c)               Indebtedness in existence on the date hereof listed in Schedule 6.21, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date hereof, and (ii) refinancings, refundings, renewals and extensions of any such Indebtedness by the obligor thereof if the maturity thereof is later than or the same as, and the average life to maturity thereof is greater than or equal to, that of the Indebtedness being refinanced, refunded, renewed or extended and otherwise on prevailing market terms for similar types of Indebtedness at the time of such refinancing or extension; provided that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount (including any principal constituting interest paid in kind) the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(d)               Contingent Obligations of any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted under this Section 8.1;

(e)               Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(f)               any Permitted Intercompany Loans;

(g)              guaranties of any Subsidiary of the Borrower in the ordinary course of business and consistent with past practices of the obligations of suppliers, customers, franchisees and licensees of the Borrower or its Subsidiaries;

(h)               obligations (contingent or otherwise) of the Borrower of any Subsidiary existing or arising under any Hedging Agreement, provided that such obligations are (or were) entered into in the ordinary course of business and not for purposes of speculation or taking a “market view;”

(i)                 any Indebtedness of the Borrower incurred with the Guarantor or Los W S.A., the proceeds of which are used by the Borrower to finance any fees and expenses required to be paid under the Credit Documents; and

(j)                 additional Indebtedness in an aggregate principal amount not to exceed U.S.$5,000,000 in the aggregate in any fiscal year of the Borrower.

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8.2               Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property (including any property constituting Collateral) or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired; provided that the provisions of this Section 8.2 shall not prevent the creation, incurrence, assumption or existence of the following Liens (the “Permitted Liens”):

(a)               inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with and to the extent required by Argentine GAAP;

(b)               Liens created by or pursuant to the Credit Documents;

(c)               Liens in respect of any assets imposed by law, which do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of such Person’s business, (ii)  which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (iii) for which adequate reserves or other appropriate provisions, if any, as shall be required by Argentine GAAP shall have been made;

(d)               Liens (i) incurred by any Subsidiary of the Borrower in the ordinary course of business in connection with the purchase or shipping of goods or assets of such Person (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by such Subsidiary;

(e)               Liens in existence on the date hereof listed in Schedule 6.11(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, and (ii) the amount secured or benefited thereby is not increased except as permitted in Section 8.1(c);

(f)               Liens incurred by any Subsidiary of the Borrower in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens over property not constituting part of the Collateral securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(g)               Liens by any Subsidiary of the Borrower on any property or asset existing thereon at the time of acquisition of such property or asset, including any Lien on any property or assets acquired from a Person which is merged with or into Borrower or any of its Subsidiaries, or any Lien on the property or assets of any Person or other entity existing at the time such Person or other entity becomes a Subsidiary, and not created in connection with such acquisition;

(h)               easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i)                Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.5;

(j)                banker’s liens and rights of set-off relating to deposit accounts; and

(k)               Liens securing Indebtedness or other obligations incurred pursuant to Section 8.1(i) of the Borrower or any of its Subsidiaries, provided that such Indebtedness or other obligations of the Borrower or its Subsidiaries secured by any such Liens shall not exceed, in the aggregate in any fiscal year of the Borrower, U.S.$5,000,000;

provided that the Borrower will not, and will not permit any Subsidiary of it to, create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral other than pursuant to the Credit Documents.

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8.3               Consolidations, Mergers. The Borrower will not, and will not permit any of its Subsidiaries to, wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, consolidation or merger with or into, any other Person (whether in one transaction or in a series of related transactions); provided that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and is continuing, (i) any Person may merge with and into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person may merge with and into any Subsidiary of the Borrower in a transaction in which the surviving entity is a Subsidiary of the Borrower, and (iii) any Subsidiary of the Borrower may dissolve or liquidate if the Borrower determines in good faith that such transaction would not reasonably be expected to have a Material Adverse Effect.

8.4               Sales of Assets; Sale-Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to consummate (or agree in writing to consummate during the time the Loan hereunder remains outstanding) any Asset Disposition except for Permitted Asset Dispositions, subject to compliance with Section 4.3(a); provided that no Permitted Asset Disposition shall be permitted unless 100% of the consideration consists of Cash and Cash Equivalents.

8.5               Advances, Contingent Obligations, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any deposit with, lend money or credit or make advances to any Person (including without limitation any intercompany Indebtedness), undertake any Contingent Obligation in respect of the Indebtedness of any other Person, or purchase or acquire (whether for cash, securities, other property, services or otherwise) any Capital Stock, bonds, notes, debentures, obligations or any other securities of or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)               the Borrower and any Subsidiary may consummate the Tender Offer Transactions in accordance with the Credit Documents;

(b)               the Borrower may consummate the Tender Offer;

(c)               Investments outstanding on the Closing Date and identified on Schedule 8.5(c);

(d)               the Borrower and any of its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(e)               mergers and consolidations in compliance with Section 8.3;

(f)               Investments consisting of Contingent Obligations permitted by Section 8.1(d);

(g)               Indebtedness pursuant to Section 8.1(f); and

(h)               other Investments with the proceeds of Indebtedness permitted by Section 8.1(i), not exceeding U.S.$5,000,000, in the aggregate in any fiscal year of the Borrower.

8.6               No Change in Line of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business (a “restricted business”) other than the business in which the Borrower or such Subsidiary is engaged as of the date hereof and such activities as may be incidental or related thereto.

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8.7               Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness.

(a)               Unless mandatorily required by applicable Law, the Borrower will not and will not permit any of its Subsidiaries to, declare or pay any dividends, or return any capital (including capital contributions for future capitalization), to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by the Borrower or such Subsidiary with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes; provided that nothing in this Section 8.7(a) or any other provision of this Agreement shall prevent (i) a Subsidiary of the Borrower from paying dividends or distributions payable to the Borrower or any other Subsidiary (and, in the case of any such Subsidiary that is not wholly-owned directly or indirectly by the Borrower, making such dividends or distributions to holders of its Capital Stock other than the Borrower or a Subsidiary on no more than a pro rata basis, measured by value, with any such dividends or distributions paid to the Borrower or any other Subsidiary) and (ii) the Borrower from paying dividends to its shareholders in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Borrower, solely out of the net income of the Borrower available for distribution by the Borrower to its shareholders in accordance with Argentine GAAP; provided, further, that the portion of any dividends or distributions paid by any Subsidiary of the Borrower pursuant to clause (i) above that consists of assets other than cash and cash equivalents (a “Non-Cash Distribution”) shall not exceed 15% of the aggregate amount of such dividends or distributions.

(b)               The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower.

(c)               The Borrower will not, and will not permit any of its Subsidiaries to, make any prepayment, repayment, redemption or repurchase of any junior, subordinated or unsecured Indebtedness, including any intercompany Indebtedness in respect of which the Borrower is a debtor; provided, however, that nothing in this Section 8.7(c) shall prevent the Borrower or any of its Subsidiaries from (x) capitalizing Indebtedness without any cash disbursement or (y) prepaying, redeeming or repurchasing any intercompany Indebtedness through set off or reconciliation (other than any prepayment, redemption or repurchase requiring a disbursement of cash, including, without limitation, a payment in cash in respect of dividend payments from a Subsidiary of the Borrower), by and among the Borrower and any of its Subsidiaries; and provided further that, the repayments of the Seller Financing shall be permitted in accordance with the provisions of this Agreement.

8.8               Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate thereof, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate; except that the following shall be permitted:

(a)               transactions between the Borrower or any of its Subsidiaries and any Affiliate entered into prior to the date hereof and set forth on Schedule 8.8; and

(b)               reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in compliance with applicable Law and any applicable rules of stock exchanges or self-regulated authorities having jurisdiction over the Borrower and its Subsidiaries.

8.9               Changes in Accounting Practices.

(a)               The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by Argentine GAAP or mandatorily applicable Law, or (ii) change the fiscal year end of the Borrower or such Subsidiary to a day other than December 31.

(b)               If at any time any change in Argentine GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Argentine GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Argentine GAAP in effect prior to such change and (ii) the Borrower shall provide or cause to be provided to the Lender financial statements and other documents required under this Agreement or as reasonably required by the Lender setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Argentine GAAP.

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8.10             Use of Proceeds.

The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loan for any purpose other than as provided in Section 6.24.

(a)               The Borrower shall not, directly or indirectly, (i) use any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Person, to fund or facilitate any transaction or activity with, involving or for the benefit of a Sanctioned Person, or in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto, including the Lender or (ii) fund all or part of any repayment or prepayment of the Loan out of proceeds derived from any transaction or activity involving a Sanctioned Person.

(b)               The Borrower shall not, directly or indirectly, use any part of the proceeds of the Loan for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

8.11             Amendment of the Shareholder Agreement. The Borrower shall not consent to any amendment of the Shareholder Agreement that is materially adverse to the interests of the Lender, without the prior written consent of the Lender.

Section 9.               Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.1               Payments. The Borrower shall default in the payment of any principal of or premium, interest or fees on any Loan or any other amount whatsoever payable hereunder or any other Credit Document and, in the case of any amount other than principal, such default shall continue for more than three (3) Business Days; or

9.2               Representations. Any representation, warranty or statement relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions contained in Section 6.5 (Compliance with Laws) made or deemed made by or on behalf of the Borrower shall prove to be untrue in any respect on the date as of which made or deemed made, or any other representation, warranty or statement made or deemed made by or on behalf of the Borrower herein or in any other Credit Document or in any certificate, document or financial or other statement delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3               Covenants. (a) The Borrower shall fail to perform or observe any of its obligations under Sections 4, 7.1, 7.3, 7.8, 7.11, 7.12 or 8 of this Agreement, or (b) the Borrower shall fail to perform or observe any of its obligations (other than those previously referenced in this Section 9.3) contained in this Agreement or in any other Credit Document and any such default shall have continued unremedied for a period of 30 days, or (c) the Guarantor shall fail to perform or observe any of its obligations under the Argentine Guaranty Agreement; or

9.4               Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment of all or any portion of any Material Indebtedness when and as the same shall become due and payable beyond the applicable and documented period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Material Indebtedness (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether notice is required), any such Material Indebtedness to become due prior to its stated maturity; or

9.5               Judgments. One or more final and non-appealable judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Lender) of the equivalent of $5,000,000 or more; or

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9.6               Non-Monetary Judgments. One or more non-monetary final and non-appealable judgment or decree shall be entered against the Borrower or any of its Subsidiaries which non-monetary judgment or decree could reasonably be expected to have a Material Adverse Effect; or

9.7               Bankruptcy, etc. The Borrower shall (a) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, compulsory manager or liquidator of itself or of all or a substantial part of its property, including an administrador concursal, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under or file a petition to take advantage of any Debtor Relief Law (as now or hereafter in effect) (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be wound-up, liquidated, adjudicated bankrupt or insolvent, reorganized (by means of a voluntary arrangement, scheme of arrangement, homologación or otherwise), taking any measure to file for concurso preventivo or seeking creditors’ consent to an acuerdo preventivo extrajudicial) or (e) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Debtor Relief Law; or

9.8               Proceedings. A proceeding or case shall be commenced, without the application or consent of the Borrower thereof in any court of competent jurisdiction, seeking (a) liquidation, reorganization, dissolution or winding up of it, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its property or (c) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against it shall be entered in an involuntary case under any Debtor Relief Law; or

9.9               Governmental Approval. Any Governmental Approval at any time necessary to enable the Borrower to comply with any of its obligations under the Credit Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions could reasonably be expected to have a Material Adverse Effect; or

9.10             Credit Documents. This Agreement or any of the other Credit Documents shall for any reason cease to (a) be in full force and effect for whatever reason, or the Borrower shall so assert, or (b) constitute the legal, valid, binding and enforceable obligation of the Borrower; or

9.11             Cancellation of Payment Obligation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Argentina in accordance with Argentine law, shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid hereunder or under any other Credit Document; or

9.12             Expropriation Event. An Expropriation Event shall occur with respect to the Borrower or any Subsidiary, which individually or taken together with any other Expropriation Event, involves an aggregate value equivalent of $15,000,000 or more; or

9.13             Environmental Matters. Any Environmental Claim shall have been asserted against the Borrower or any of its Subsidiaries or any violation of Environmental Laws by the Borrower or any of its Subsidiaries shall have occurred which, in any case, could reasonably be expected to have a Material Adverse Effect; or

9.14             Collateral. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Lender the Liens, rights, powers and privileges purported to be created thereby (including a perfected, first-priority security interest on, all of the Collateral thereunder, superior to and prior to the rights of all third Persons), and subject to no other Liens;

then, in any such event, (1) the Lender may declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, or (2) the Lender may by notice to the Borrower declare the principal of and the accrued interest on the Loan and the Checks, and all other amounts whatsoever payable by the Borrower under the Credit Documents (including any amounts payable under Section 2.10 and any other Credit Document) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in Section 9.7 or 9.8, the Commitments shall automatically terminate and the Loan and such other amounts shall automatically become due and payable, without any further action by any party.

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Section 10.             Notices, Communications, Confidentiality and Treatment of Information.

10.1             Notices.

(a)               All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)               If to the Borrower, to it at:

WST S.A.

Av. Eduardo Madero 900, Piso 10,

C1106ACV, Ciudad A. de Buenos Aires,

Argentina

Attention: Gregorio Werthein; Pablo R. Tarantino

Tel: +5411 4-316-9084

Fax: +5411 4-316-9079

Email: gregorio.werthein@grupowerthein.com;
pablo.tarantino@grupowerthein.com

(ii)                If to the Lender, to it at:

Itaú Unibanco S.A., Nassau Branch, as Lender

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Contratação e Operações Especializadas; Maria M.
Mattaraia de Vincenzo

Tel: +55 11-3076-5044

Email: IBBA-ContratosInternacionais@bba.com.br;

maria.mattaraia@itaubba.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, to the other parties and (y) in the case of all other parties, to the Borrower.

(b)               All notices, demands, requests, consents and other communications described in clause (a) shall be effective upon receipt.

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10.2             Confidentiality. Each of the Lender and its Affiliates agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing authority, governmental agency or regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Lender and its Affiliates (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (c) to the extent required by applicable Laws, rules or regulations or by any subpoena, civil investigative demand or similar demand or order of any court, regulatory authority, or arbitrator or pursuant to an arbitration to which the Lender or an affiliate or an officer, director, employee or shareholder thereof is a party (in which case, the Lender (except in connection with any request as part of a regulatory examination), to the extent permitted by law, rule or regulation, agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (d) to any other party hereto, (e) in connection with the performance of duties under the Credit Documents, exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Lender or any of its Affiliates may be a party regarding this Agreement, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 10.2, to (i) any Eligible Assignee of or Participant in, or any bona fide prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or payments hereunder or under the other Credit Documents, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.2 or (ii) is received by the Lender or any of its affiliates from a third party that is not such recipient’s knowledge subject to confidentiality obligations to the Borrower or its Subsidiaries or (i) for purposes of establishing a “due diligence” defense. For purposes of this Section 11, “Information” shall mean all information received from the Borrower or any of its Affiliates relating to any of them or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 10.2 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.3             Treatment of Information.

(a)               The Lender may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to the Borrower or its securities (“Restricting Information”). The Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.

(b)               The Borrower agrees that (i) all Communications it provides to the Lender shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC” the Borrower shall be deemed to have authorized the Lender to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.2) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to the Lender, and (iv) the Lender shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information. Nothing in this Section 10.3 shall modify or limit the Lender’s obligations under Section 10.2 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

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Section 11.               Miscellaneous.

11.1             Payment of Expenses, etc. The Borrower shall pay, within thirty days of a written demand therefor, (a) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the actual, reasonable and documented fees, charges and disbursements of counsel, except that any reimbursement obligation to the Lender shall be limited to (i) one counsel in each of New York and Argentina, (ii) in the case of any conflict of interest, one additional counsel in each of New York and Argentina, and (iii) an amount separately agreed between the Borrower and the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, the making of the Loan or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in each case within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request; provided that the Borrower shall not be required to pay or reimburse any such out-of-pocket expense that individually exceed U.S.$5,000, without the prior written consent of the Borrower, and (b) all reasonable and documented out-of-pocket expenses incurred by the Lender, including the actual, reasonable and documented fees, charges and disbursements of counsel, except that any reimbursement obligation to the Lender shall be limited to (i) one counsel in each of New York and Argentina and (ii) in the case of any conflict of interest, one additional counsel in each of New York and Argentina in connection with the enforcement or protection of its rights within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, (A) in connection with this Agreement and the other Credit Documents, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

11.2             Indemnity.

(a)               General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall pay, indemnify, and hold the Lender and its respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever (including fees and disbursements of counsel and in each case subject to the provisions of Section 4.10 in respect of Taxes and Other Taxes) which may at any time (including at any time following repayment of any Loan) be imposed on, incurred by or asserted against any such Indemnified Person by any Person (including the Borrower) other than such Indemnified Person and its Related Parties, in any way relating to or arising directly or indirectly out of this Agreement or any other Credit Document, including any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by the Lender of any of its rights or remedies under any of the Credit Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Credit Document or any Loan, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Person or any other Person, or an Indemnified Person is otherwise a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (x) arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or (y) that result from a claim brought by the Borrower against such Indemnified Person for breach in bad faith of such Indemnified Person's obligations hereunder or under any other Credit Document, if the Borrower has obtained a final non appealable judgement by a court of competent jurisdiction. To the fullest extent permitted by applicable Law, no party to this Agreement or the other Credit Documents shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loan.

(b)               Survival. The obligations in this Section 11.2 shall survive payment of the Loan and all other Obligations.

(c)               Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 11.2 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

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11.3             Assignment of the Loan.

(a)               General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 11.3 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that nothing in this Section 11.3(a) shall prevent the Lender from hedging its Loan exposure hereunder in accordance with the provisions of clause (g) of this Section 11.3. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.3 and, to the extent expressly contemplated hereby, the Affiliates of the Lender and its directors, officers, employees, attorneys and agents) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by the Lender. The Lender may at any time assign to an Eligible Assignee all its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any assignee that is a Regulation U Bank, (C) to any Competitor or (D) to any Person that is not a Qualified Purchaser.

(ii)               Funding by Assignees. Each assignee shall fund the purchase price of its assignment from, and from sources, outside the United States

(iii)             No Assignment to Natural Persons. No such assignment shall be made to a natural person.

From and after the effective date specified in an instrument in writing pursuant to which such assignee agrees to become the “Lender” hereunder, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned to it, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned to it, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.10, 11.1 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.3.

(c)               Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than (1) a natural person, (2) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (3) any Person that is a Regulation U Bank or any person that is not a Qualified Purchaser) (each, a “Participant”) in all or a portion of the Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan); provided, that (i) the participant funds the purchase price of its participation from, and from sources, outside the United States, (ii) the Lender’s obligations under this Agreement shall remain unchanged, (iii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee hereunder payable to the Participant, (iii) change the currency or reduce the amount of any such payment of principal, interest or fee, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, or (v) release any property covered by the Security Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.10 (and agrees that it shall be unreasonable to withhold or delay providing its consent to a participation pursuant to this clause (d) of this Section 11.3 on the basis of its obligation to or in respect of such Participant pursuant to such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.3; provided that such Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 4.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9(a) as though it were a Lender.

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(d)               If the Lender sells a participation it shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Credit Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)               Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Check to secure obligations of the Lender, including any pledge or assignment to secure obligations to a central bank, it being understood that no consent of the Borrower shall be required; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f)               Lender Hedging. The Lender may at any time hedge its Loan exposure hereunder without restrictions; provided that any assignment or participation executed in connection with any such hedging arrangement shall be subject to the provisions of clause (b) or clause (d) above, as applicable.

11.4             No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or holder of any Check in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lender or holder of any Check would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or any holder of any Check to any other or further action in any circumstances without notice or demand.

11.5             Governing Law; Submission to Jurisdiction; Venue.

(a)               This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the City and the County of New York or of the United States for the Southern District of New York and, in each case, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers C T Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its designee, appointee, agent and true and lawful attorney-in-fact in its name to receive, and forward on behalf of the Borrower and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding and agrees to pay such agent’s fees for the full term of the facility provided for herein in advance. If for any reason such designee, appointee, agent and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee, agent and attorney-in-fact in New York on the terms and for the purposes of this provision satisfactory to the Lender and maintain and continue such designation until the third anniversary of the Closing Date. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address set forth Section 10.1, such service to become effective upon the date indicated on the postal receipt returned from the Borrower. The Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower, shall not impair or affect the validity of such service or, to the extent permitted by applicable Law, the enforcement of any judgment based thereon. Nothing herein shall affect the right of the Lender or any holder of any Check to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

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(b)               The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum and any right it may have to the jurisdiction of any court other than the courts indicated in clause (a) pursuant to applicable Law. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to which the Borrower is or may be subject to the jurisdiction of, by suit upon judgment.

(c)               The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (each, a “Proceeding” and collectively, the “Proceedings”) anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and each other Credit Document to which it is party. The Borrower agrees, to the extent permitted by applicable Law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement and each other Credit Document to which it is party.

11.6             Obligation to Make Payments in Dollars.

(a)               The obligation of the Borrower to make payment in Dollars of the principal of and interest and any other amounts due hereunder as provided herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Lender or holder of such Check of the full amount of the Dollars expressed to be payable in respect of the principal of and interest on all other amounts due hereunder. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar equivalent thereof (at the exchange rate quoted by the Lender or if it does not quote a rate of exchange on such currency, by a known dealer in such currency designated by it) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)               If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)               For purposes of determining the Dollar equivalent or any other rate of exchange for this Section 11.6, such amounts shall include any premium and costs payable in connection with the purchase of such Dollars.

11.7             English Language. This Agreement has been executed in the English language. Except in connection with the enforcement thereof in Argentina as may be required by Argentine Law, any non-English translation of this Agreement shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement (other than any financial statements furnished pursuant to this Agreement) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement.

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11.8             Counterparts. This Agreement shall become binding and enforceable against each of the parties upon the acceptance hereof by the Lender. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to such offer letter or acceptance by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of the same.

11.9             Amendment or Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Lender.

11.10            Survival. The obligations of the Borrower under Sections 2.9, 2.10, 4.10, 11.1, and 11.2 shall survive the repayment of the Loan and the termination of the Commitments and if the Lender assigns its Commitment or Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender ceases to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loan hereunder, and shall continue in full force and effect as long as the principal of or Interest on any Loan or any fee payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

11.11            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12            Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

11.13            Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

11.14            No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (a) (i) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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11.15            USA PATRIOT Act. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and other applicable Anti-Money Laundering Laws, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance therewith. The Borrower hereby agrees to provide promptly any of the foregoing information that the Lender may from time to time request in order to comply with the requirements of the USA PATRIOT Act and/or any other applicable Anti-Money Laundering Laws.

11.16            Qualified Purchaser; Regulation U Bank.

(a)               The Lender and each Lender that is or becomes a party hereto represents and warrants that it is a Qualified Purchaser.

(b)               The Lender and each Lender that is or becomes a party hereto represents and warrants that it is not a Regulation U Bank.

11.17            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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Schedule 2.1

Commitments

Commitments
Itaú Unibanco S.A., Nassau Branch	$24,000,000
Total	$24,000,000